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                                                            FINAL EXECUTION COPY

                          AGREEMENT AND PLAN OF MERGER
                                     AMONG
                                 POWERGEN PLC,
                               LG&E ENERGY CORP.,
                                 US SUBHOLDCO 2
                                      AND
                                   MERGER SUB
                         DATED AS OF FEBRUARY 27, 2000
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                               TABLE OF CONTENTS

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RECITALS..................................................................      1

ARTICLE I
  The Merger; Closing; Effective Time.....................................      2
  1.1.   Merger Sub; The Merger...........................................      2
  1.2.   Closing..........................................................      2
  1.3.   Effective Time...................................................      3

ARTICLE II
  Articles of Incorporation and By-Laws of the Surviving Corporation......      3
  2.1.   The Articles of Incorporation....................................      3
  2.2.   The By-Laws......................................................      3

ARTICLE III
  Officers and Directors of the Surviving Corporation.....................      4
  3.1.   Directors........................................................      4
  3.2.   Officers.........................................................      4
  3.3.   Surviving Corporation Chief Executive............................      4

  ARTICLE IV
  Effect of the Merger on Capital Stock;Exchange of Certificates..........      5
  4.1.   Effect on Capital Stock..........................................      5
         (a)  Merger Consideration........................................      5
         (b)  Cancellation of Shares......................................      5
         (c)  Merger Sub..................................................      6
  4.2.   Exchange of Cash for Shares......................................      6
         (a)  Paying Agent................................................      6
         (b)  Payment Procedures..........................................      6
         (c)  Transfers...................................................      7
         (d)  Termination of Exchange Fund................................      7
         (e)  Lost, Stolen or Destroyed Certificates......................      8
         (f)  Withholding of Tax..........................................      8
  4.3.   Dissenters' Rights...............................................      9
  4.4.   Adjustments to Prevent Dilution..................................      9

ARTICLE V
  Representations and Warranties..........................................     10
  5.1.   Representations and Warranties of the Company....................     10
         (a)  Organization, Good Standing and Qualification...............     10
         (b)  Capital Structure...........................................     11
         (c)  Corporate Authority; Approval and Fairness..................     12
         (d)  Governmental Filings; No Violations.........................     13
         (e)  Company Reports; Financial Statements.......................     15
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         (f)  Absence of Certain Changes..................................     16
         (g)  Litigation and Liabilities..................................     17
         (h)  Employee Benefits...........................................     17
         (i)  Compliance with Laws; Government Investigations; Permits....     20
         (j)  Takeover Statutes...........................................     21
         (k)  Environmental Matters.......................................     21
         (l)  Taxes.......................................................     23
         (m)  Labor Matters...............................................     25
         (n)  Intellectual Property.......................................     27
         (o)  Insurance...................................................     27
         (p)  Rights Agreement............................................     28
         (q)  Brokers and Finders.........................................     28
         (r)  Year 2000...................................................     29
         (s)  Regulatory Proceedings......................................     29
         (t)  Regulation as a Utility.....................................     29
         (u)  Ownership of Shares.........................................     30
         (v)  Compliance with Agreements..................................     30
         (w)  Joint Ventures..............................................     30
         (x)  Derivative Products.........................................     31
         (y)  OPC and Electric Rate Case Information......................     32
  5.2.   Representations and Warranties of Parent.........................     33
         (a)  Capitalization of Merger Sub and US Subholdco 2.............     33
         (b)  Organization, Good Standing and Qualification...............     33
         (c)  Corporate Authority.........................................     34
         (d)  Governmental Filings; No Violations.........................     34
         (e)  Parent Reports..............................................     36
         (f)  Takeover Statutes...........................................     37
         (g)  Ownership of Shares.........................................     37
         (h)  Funds for the Merger Consideration..........................     37
         (i)  Share Capital...............................................     37
         (j)  Litigation..................................................     38
         (k)  Regulation as a Utility.....................................     38
         (l)  OPC and Electric Rate Case Disclosure.......................     38

ARTICLE VI
  Covenants...............................................................     39
  6.1.   Transition Group; 2001 Budget....................................     39
  6.2.   Interim Operations...............................................     40
  6.3.   Acquisition Proposals............................................     46
  6.4.   Accuracy of Proxy Statement and Circular.........................     49
  6.5.   Shareholders Meetings............................................     50
  6.6.   Filings; Other Actions; Notification.............................     51
  6.7.   (a)  Access......................................................     53
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  6.8.   Stock Exchange De-listing........................................     54
  6.9.   Publicity........................................................     54
  6.10.  Certain Employee Agreements and Workforce Matters................     54
  6.11.  Benefits.........................................................     54
         (a)  Stock Options...............................................     54
         (b)  Employee Benefits...........................................     56
         (c)  Long-Term Incentive Plan....................................     57
         (d)  Election to Parent's Board of Directors.....................     57
         (e)  Advisory Board..............................................     57
  6.12.  Expenses.........................................................     57
  6.13.  Indemnification; Directors' and Officers' Insurance..............     58
  6.14.  Takeover Statutes................................................     61
  6.15.  Financing........................................................     61
  6.16.  Tax-Exempt Status................................................     61
  6.17.  PUHCA; Regulatory Status.........................................     62
  6.18.  Derivative Products..............................................     62
  6.19.  Post-Merger Operations...........................................     63
  6.20.  Control of Other Party's Business................................     64
  6.21.  Third Party Standstill Agreements................................     64
  6.22.  Certain Mergers..................................................     65
  6.23.  Necessary Action.................................................     65
  6.24.  Further Assurances...............................................     65
  6.25.  Conduct of Business of Merger Sub and US Subholdco 2.............     66

ARTICLE VII
  Conditions..............................................................     67
  7.1.   Conditions to Each Party's Obligation to Effect the Merger.......     67
         (a)  Stockholder Approval........................................     67
         (b)  Regulatory Consents.........................................     67
         (c)  Litigation..................................................     68
  7.2.   Conditions to Obligations of Parent and Merger Sub...............     68
         (a)  Representations and Warranties..............................     68
         (b)  Performance of Obligations of the Company...................     69
         (c)  Consents Under Agreements...................................     69
         (d)  PUHCA Approval..............................................     69
         (e)  Material Adverse Effect.....................................     70
         (f)  Competition Commission......................................     70
         (g)  Office of Gas and Electricity Markets.......................     70
         (h)  EC Approval.................................................     71
  7.3.   Conditions to Obligation of the Company..........................     71
         (a)  Representations and Warranties..............................     71
         (b)  Performance of Obligations of Parent and Merger Sub.........     72
         (c)  Employment Agreement........................................     72
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         (d)  Consents Under Agreements...................................     72

ARTICLE VIII
  Termination.............................................................     72
  8.1.   Termination by Mutual Consent....................................     72
  8.2.   Termination by Either Parent or the Company......................     72
  8.3.   Termination by the Company.......................................     73
  8.4.   Termination by Parent............................................     74
  8.5.   Effect of Termination and Abandonment............................     74

ARTICLE IX
  Miscellaneous and General...............................................     77
  9.1.   Survival.........................................................     77
  9.2.   Modification or Amendment........................................     78
  9.3.   Waiver of Conditions.............................................     78
  9.4.   Counterparts.....................................................     78
  9.5.   GOVERNING LAW AND VENUE; ENFORCEMENT; WAIVER OF JURY TRIAL.......     78
  9.6.   Notices..........................................................     80
  9.7.   Entire Agreement.................................................     81
  9.8.   No Third Party Beneficiaries.....................................     81
  9.9.   Obligations of Parent and of the Company.........................     81
  9.10.  Transfer Taxes...................................................     81
  9.11.  Severability.....................................................     81
  9.12.  Interpretation...................................................     82
  9.13.  Assignment.......................................................     82
  9.14.  Successors.......................................................     83
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                             INDEX OF DEFINED TERMS

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Acquisition Proposal........................................     46
ADS's.......................................................     55
Affiliate...................................................     17
Agreement...................................................      1
Approved Commodities........................................     63
Articles....................................................      3
Audit Date..................................................     15
Bankruptcy and Equity Exception.............................     13
Business Day................................................      3
By-Laws.....................................................      4
Certificate.................................................      5
Circular....................................................     50
Closing.....................................................      2
Closing Date................................................      3
Code........................................................     18
Common Stock................................................      5
Companies Act...............................................     11
Company.....................................................      1
Company Budget..............................................     42
Company Disclosure Letter...................................     10
Company Employees...........................................     56
Company Labor Agreements....................................     26
Company Material Adverse Effect.............................     11
Company Option..............................................     12
Company Reports.............................................     15
Company Required Consents...................................     14
Company Required Statutory Approvals........................     13
Company Requisite Vote......................................     13
Compensation and Benefit Plans..............................     17
Confidentiality Agreement...................................     81
Constituent Corporations....................................      1
Contracts...................................................     14
Conversion Ratio............................................     55
Costs.......................................................     58
Current Premium.............................................     60
D&O Insurance...............................................     60
Derivative Product..........................................     32
Dissenters' Rights Statute..................................      9
Dissenting Shareholders.....................................      5
Dissenting Shares...........................................      5
Effective Time..............................................      3
Environmental Law...........................................     22
ERISA.......................................................     18
ERISA Affiliate.............................................     18
Exchange Act................................................     13
Exchange Fund...............................................      6
Excluded Effects............................................     11
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Excluded Share..............................................      5
Excluded Shares.............................................      5
Exon-Florio.................................................     13
Extended Date...............................................     72
FERC........................................................     13
Final Order.................................................     68
Financing Plan..............................................     37
Governmental Consents.......................................     67
Governmental Entity.........................................     14
Hazardous Substance.........................................     23
HSR Act.....................................................     12
Indemnified Parties.........................................     58
Intellectual Property Rights................................     27
IRS.........................................................     18
Joint Venture...............................................     11
KBCA........................................................      2
Kentucky Articles of Merger.................................      3
knowledge...................................................     11
KPSC........................................................     11
Law.........................................................     20
Laws........................................................     20
LSE.........................................................     13
Merger......................................................      1
Merger Consideration........................................      5
Merger Sub..................................................      1
Millennium Functionality....................................     29
Notice of Superior Proposal.................................     49
NYSE........................................................     13
OPC.........................................................     11
Order.......................................................     68
Out-of-Pocket Expenses......................................     75
Parent......................................................      1
Parent Acquisition Proposal.................................     77
Parent Audit Date...........................................     36
Parent Companies............................................      5
Parent Disclosure Letter....................................     33
Parent Material Adverse Effect..............................     34
Parent Ordinary Shares......................................     30
Parent Reports..............................................     36
Parent Required Consents....................................     36
Parent Required Statutory Approvals.........................     35
Parent Requisite Vote.......................................     34
Parent Stockholders Meeting.................................     50
Paying Agent................................................      6
Pension Plan................................................     18
Person......................................................      7
Power Act...................................................     13
Proxy Statement.............................................     49
PUHCA.......................................................     15
Representatives.............................................     46
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Right.......................................................      5
Rights Agreement............................................      5
SEC.........................................................     15
Section 16..................................................     56
Securities Act..............................................     13
Series A Preferred Stock....................................      5
Share.......................................................      5
Shareholders Meeting........................................     50
Shares......................................................      5
Stock Plans.................................................     12
subsidiary..................................................     10
Subsidiary..................................................     11
Superior Proposal...........................................     48
Surviving Corporation.......................................      2
Takeover Statute............................................     21
Tax.........................................................     24
Tax Returns.................................................     24
Taxable.....................................................     24
Taxes.......................................................     24
Termination Date............................................     72
Trading Policies............................................     63
Transition Committee........................................     39
U.K. GAAP...................................................     36
U.S. GAAP...................................................     16
Undisclosed Company Joint Ventures..........................     31
US Subholdco 2..............................................      1
Voting Debt.................................................     12
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                                      vii
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                          AGREEMENT AND PLAN OF MERGER

    AGREEMENT AND PLAN OF MERGER (hereinafter called this "AGREEMENT"), dated as of February 27, 2000, among LG&E Energy Corp., a Kentucky corporation (the "COMPANY"), PowerGen plc, an English public limited company ("PARENT"), a Delaware corporation to be formed as an indirect wholly owned subsidiary of Parent ("US SUBHOLDCO 2") and a Kentucky corporation to be formed as a direct wholly owned subsidiary of US Subholdco 2 ("MERGER SUB," the Company and Merger Sub sometimes being hereinafter collectively referred to as the "CONSTITUENT CORPORATIONS").

                                    RECITALS

    WHEREAS, the respective boards of directors of each of Parent and the Company have approved the merger of Merger Sub with and into the Company (the "MERGER") and approved the Merger upon the terms and subject to the conditions set forth in this Agreement;

    WHEREAS, the Company and Parent desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

    NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

                                   ARTICLE I
                      THE MERGER; CLOSING; EFFECTIVE TIME

    1.1. MERGER SUB; THE MERGER.

    (a) Prior to the Effective Time (as defined in Section 1.3), Parent shall cause US Subholdco 2 to be incorporated under the laws of the State of Delaware, Merger Sub to be incorporated under the laws of the Commonwealth of Kentucky and shall cause such other intermediate companies or partnerships to be organized under the laws of appropriate jurisdictions, substantially in accordance with the diagram set forth in Section 1.1 of the Parent Disclosure Letter (as defined in Section 5.2); PROVIDED, HOWEVER, that Parent shall be permitted to utilize alternative structural arrangements to consummate the merger and the other transactions contemplated hereby (in which case Parent shall promptly inform the Company of such structural changes) so long as none of the effects described in clauses (A) through (D) of Section 6.22 could reasonably be expected to occur as a result of the use of any such alternative arrangement. Prior to the Effective Time, Parent shall cause each of US Subholdco 2 and Merger Sub to authorize, execute and deliver this Agreement and assume its obligations as a party hereunder.

    (b) Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "SURVIVING CORPORATION"), and the separate corporate existence of the Company with all its liabilities, title to real estate and other property and pending proceedings shall continue unaffected by the Merger, except as set forth in Article II and Article III. The Merger shall have the effects specified in the Kentucky Business Corporation Act of 1988, as amended (the "KBCA").

    1.2. CLOSING. The closing of the Merger (the "Closing") shall take place
(i) at the offices of Sullivan & Cromwell, 125 Broad Street, New York, New York at 9:00 A.M. on the fifth Business Day (as defined below) after the last of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement or (ii) at such other place and time and/or on such other date as the Company and Parent may agree in writing (the "CLOSING DATE"). As used in this Agreement, the term "BUSINESS DAY" shall mean any day other than a Saturday, Sunday or a day on which banks in either New York City or the City of London, England are authorized or obligated by law or executive order to close.

    1.3. EFFECTIVE TIME. As soon as practicable following the Closing, the Company and Parent will cause Articles of Merger (the "KENTUCKY ARTICLES OF MERGER") to be executed, acknowledged and filed with the
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Secretary of State of the Commonwealth of Kentucky as provided in
Section 271B.11-050 of the KBCA. The Merger shall become effective on the date when the Kentucky Articles of Merger have been duly filed with the Secretary of State of the Commonwealth of Kentucky (the "EFFECTIVE TIME").

                                   ARTICLE II
                     ARTICLES OF INCORPORATION AND BY-LAWS
                          OF THE SURVIVING CORPORATION

    2.1. THE ARTICLES OF INCORPORATION. The amended and restated articles of incorporation of the Company as in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Corporation (the "ARTICLES"), until thereafter amended as provided therein or by applicable law, except that Article Fourth of the Articles shall be amended to read in its entirety as follows:

    "The aggregate number of shares that the Company shall have the authority to issue is one thousand (1,000) shares of common stock without par value."

    2.2. THE BY-LAWS. The by-laws of Merger Sub in effect at the Effective Time shall be the by-laws of the Surviving Corporation (the "BY-LAWS"), until thereafter amended as provided therein or by applicable law.

                                  ARTICLE III
                             OFFICERS AND DIRECTORS
                          OF THE SURVIVING CORPORATION

    3.1. DIRECTORS. The directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Articles and the By-Laws; provided that the board of directors of the Surviving Corporation shall, for the three years following the Effective Time, be comprised of three directors, of which one shall be an individual who was either an officer or a director of the Company immediately prior to the Effective Time.

    3.2. OFFICERS. The officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Articles and the By-Laws.

    3.3. SURVIVING CORPORATION CHIEF EXECUTIVE. Mr. Roger W. Hale shall, if he is willing and able, serve as an officer and director of the Surviving Corporation in accordance with the terms and conditions of the Employment Agreement between Mr. Roger W. Hale and Parent or the Company attached hereto as Exhibit A.

                                   ARTICLE IV
                     EFFECT OF THE MERGER ON CAPITAL STOCK;
                            EXCHANGE OF CERTIFICATES

    4.1. EFFECT ON CAPITAL STOCK. At the Effective Time, as a result of the Merger and without any action on the part of the holder of any capital stock of the Company:

    (a) MERGER CONSIDERATION. Each share of the common stock, without par value, of the Company (the "COMMON STOCK"), including the associated right to purchase one one-hundredth of a share of Series A Preferred Stock, without par value, of the Company ("SERIES A PREFERRED STOCK"), or, in certain circumstances, Common Stock or to receive other securities (each a "RIGHT" and, together with the Common Stock, a "SHARE" and, collectively, the "Shares") issued pursuant to the Rights Agreement, dated as of

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December 5, 1990, as amended as of May 20, 1997, by and between the Company and
Louisville Gas and Electric Company, as Rights Agent (the "RIGHTS AGREEMENT"), issued and outstanding immediately prior to the Effective Time (other than Shares owned by Parent, Merger Sub or any other direct or indirect subsidiary (as defined in Section 5.1(a)) of Parent (collectively, the "PARENT COMPANIES") or Shares that are owned by the Company or any direct or indirect subsidiary of the Company and in each case not held on behalf of third parties or Shares ("DISSENTING SHARES") that are owned by shareholders ("DISSENTING SHAREHOLDERS") who are entitled to dissent from corporate action under Section 271B.13-020 of the KBCA and who exercise that right when and in the manner required by Sections 271B.13-020 through 271B.13-280 of the KBCA (each, an "EXCLUDED SHARE" and collectively, "EXCLUDED SHARES")) shall be converted into the right to receive $24.85 in cash (the "MERGER CONSIDERATION"). At the Effective Time, all Shares shall no longer be outstanding and shall be canceled and retired and shall cease to exist, and each certificate (a "CERTIFICATE") formerly representing any of such Shares (other than Excluded Shares) shall thereafter represent only the right to receive the Merger Consideration.

    (b) CANCELLATION OF SHARES. Each Share issued and outstanding immediately prior to the Effective Time and owned by any of the Parent Companies or owned by the Company or any direct or indirect subsidiary of the Company (other than Shares that are in each case owned on behalf of third parties), shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be canceled and retired without payment of any consideration therefor and shall cease to exist.

    (c) MERGER SUB. At the Effective Time, each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

    4.2. EXCHANGE OF CASH FOR SHARES.

    (a) PAYING AGENT. At or prior to the Effective Time, Parent shall cause US Subholdco 2 to deposit with a bank or trust company having a branch in New York City selected by Parent with the Company's prior approval, which shall not be unreasonably withheld or delayed (the "PAYING AGENT"), for the benefit of the holders of Shares, cash sufficient to pay the aggregate Merger Consideration in exchange for Shares outstanding immediately prior to the Effective Time (other than Excluded Shares) upon due surrender of the Certificates (or affidavits of loss in lieu thereof) pursuant to the provisions of this Article IV (such cash being hereinafter referred to as the "EXCHANGE FUND"). The funds deposited with the Paying Agent shall be invested by the Paying Agent as Parent and US Subholdco 2 reasonably direct, PROVIDED that such investments shall be in obligations of or guaranteed by the United States of America and backed by the full faith and credit of the United States of America or in commercial paper obligations rated A-1 or P-1 or better by Moody's Investors Service, Inc. or Standard & Poor's Corporation, respectively, and any net profit resulting from, or interest or income produced by, such investments will be payable to the Surviving Corporation or US Subholdco 2, as Parent directs.

    (b) PAYMENT PROCEDURES. Promptly after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of Shares (other than holders of Excluded Shares) (i) a letter of transmittal specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof) to the Paying Agent, such letter of transmittal to be in such form and have such other provisions as Parent and the Company may reasonably agree, and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate (or affidavit of loss in lieu thereof) for cancellation to the Paying Agent together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a check in the amount (after giving effect to any required tax withholdings) of the number of Shares represented by such Certificate (or affidavit of loss in lieu thereof) multiplied by the Merger Consideration, and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. In the event of a transfer of ownership of Shares that is not registered in the transfer records

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of the Company, a check for any cash to be paid upon due surrender of the
Certificate may be paid to such a transferee if the Certificate formerly representing such Shares is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable.

    For the purposes of this Agreement, the term "PERSON" shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity (as defined in Section 5.1(d)) or other entity of any kind or nature organized or existing under the laws of any jurisdiction.

    (c) TRANSFERS. After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or Parent for transfer, they shall be canceled and exchanged for a check in the proper amount pursuant to this Article IV.

    (d) TERMINATION OF EXCHANGE FUND. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the holders of Shares (other than Excluded Shares) for 180 days after the Effective Time shall be returned to Parent. Any holders of Shares (other than Excluded Shares) who have not theretofore complied with this Article IV shall thereafter look only to Parent for payment of (after giving effect to any required tax withholdings) the Merger Consideration upon due surrender of their Certificates (or affidavits of loss in lieu thereof) without any interest thereon. Notwithstanding the foregoing, none of Parent, US Subholdco 2, the Surviving Corporation, the Paying Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

    (e) LOST, STOLEN OR DESTROYED CERTIFICATES. In the event any Certificates shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificates to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificates, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificates a check in the amount (after giving effect to any required tax withholdings) of the number of Shares represented by such lost, stolen or destroyed Certificate multiplied by the Merger Consideration upon due surrender of, and deliverable in respect of, the Shares represented by such Certificates pursuant to this Agreement.

    (f) WITHHOLDING OF TAX. US Subholdco 2 shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any former holder of Shares such amounts as US Subholdco 2 (or any affiliate thereof) is required to deduct and withhold with respect to the making of such payment under the Code (as hereinafter defined) or any provision of state, local, or foreign tax law, including the tax laws of the United Kingdom. To the extent that amounts are so withheld by US Subholdco 2, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the former holder of Shares in respect of which such deduction and withholding was made by US Subholdco 2.

    4.3. DISSENTERS' RIGHTS. No Dissenting Shareholder shall be entitled to receive any of the Merger Consideration unless and until the holder thereof shall have failed to perfect or shall have effectively withdrawn or lost such holder's right to dissent from the Merger under the KBCA, and any Dissenting Shareholder shall be entitled to receive only the payment provided by Sections 271B.13-010 through 271B.13-310 of the KBCA (the "DISSENTERS' RIGHTS STATUTE") with respect to Shares owned by such Dissenting Shareholder. If any Person who otherwise would be deemed a Dissenting Shareholder shall have failed to properly perfect or shall have effectively withdrawn or lost the right to dissent with respect to any Shares, such Shares shall thereupon be treated as though such Shares had been converted pursuant to Section 4.1(a) hereof. The Company shall give Parent (i) prompt notice of any written demands for payment under the Dissenters' Rights Statute, attempted withdrawals of such demands, and any other instruments served pursuant to applicable law received by the Company relating to shareholders' right to dissent or to receive payment under the Dissenters' Rights Statute and (ii) the opportunity to direct all negotiations and proceedings with respect to demand for payment under the Dissenters' Rights Statute. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for payment under the Dissenters' Rights Statute with respect to Dissenting Shares, offer to settle or settle any such demands or approve any withdrawal of any such demands.

    4.4. ADJUSTMENTS TO PREVENT DILUTION. In the event that the Company changes the number of Shares issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction, the Merger Consideration shall be equitably adjusted to reflect such change.

                                   ARTICLE V
                         REPRESENTATIONS AND WARRANTIES

    5.1. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. Except as set forth in the corresponding sections or subsections of the disclosure letter, dated the date hereof, delivered to Parent by the Company on or prior to entering into this Agreement (the "Company Disclosure Letter"), the Company hereby represents and warrants to Parent and Merger Sub that:

    (a) ORGANIZATION, GOOD STANDING AND QUALIFICATION. Each of the Company and its subsidiaries (as defined below) is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing, or to have such power or authority when taken together with all other such failures, would not have a Company Material Adverse Effect (as defined below). The Company has made available to Parent a complete and correct copy of the Company's and its subsidiaries' articles of incorporation and by-laws, each as amended to date. The Company's and its subsidiaries' articles of incorporation and by-laws as so made available are in full force and effect. Section 5.1(a) of the Company Disclosure Letter contains a correct and complete list of each jurisdiction where the Company and each of its subsidiaries is organized and qualified to do business.

    As used in this Agreement, the term (i) "SUBSIDIARY" means, with respect to the Company, any entity, whether incorporated or unincorporated, of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by the Company or by one or more of its subsidiaries or by the Company and any one or more of its subsidiaries, and means, with respect to Parent, any body corporate which is a subsidiary within the meaning of the United Kingdom Companies Act 1985 (the "COMPANIES ACT"); (ii) "SUBSIDIARY" means, with respect to Parent only, those subsidiaries or partnership interests of the Parent identified as Parent Subsidiaries in Section 5.1(a) of the Parent Disclosure Letter; (iii) "COMPANY MATERIAL ADVERSE EFFECT" means a material adverse effect on the condition (financial or otherwise), properties, business, operations or results of operations of the Company and its subsidiaries taken as a whole, or any effect which prevents, materially delays or materially impairs the ability of the Company to consummate the transactions contemplated by this Agreement, other than (x) losses resulting from any increase in the Company's reserves or other losses arising out of the contracts that were the subject of the arbitration proceeding between Oglethorpe Power Corporation ("OPC") and the Company for which an order was issued in December 1999 or (y) any effect from the electric rate cases currently pending with the Kentucky Public Service Commission (the "KPSC"), including, without limitation, the order issued by the KPSC on January 7, 2000 (and any appeal thereof) with respect thereto (the effects in clauses (x) and (y) being referred to together as the "EXCLUDED EFFECTS,");(iv) "KNOWLEDGE" or any similar formulation of knowledge, including "known by it," shall mean, with respect to Parent and its subsidiaries or the Company and its subsidiaries, as applicable, the actual knowledge (after a reasonable investigation) of the persons designated by Parent or the Company and set forth in Section 5.1(a) of the Parent Disclosure Letter or Section 5.1(a) of the Company Disclosure Letter, respectively; and (v) "JOINT VENTURE" shall mean with respect to Parent or its subsidiaries only, those joint ventures of Parent or any of its subsidiaries identified as a Parent Joint Venture in Section 5.1 of the Parent Disclosure Letter.

    (b) CAPITAL STRUCTURE. The authorized capital stock of the Company consists of 300,000,000 Shares, of which 129,677,030 Shares were outstanding as of the close of business on February 25, 2000, and 5,000,000 shares of Preferred Stock, without par value, of which no shares are outstanding. All of the outstanding Shares have been duly authorized and are validly issued, fully paid and nonassessable. Other than 750,000 shares of Series A Preferred Stock reserved for issuance and shares of Common Stock subject to issuance pursuant to the Rights Agreement, the Company has no Shares subject to issuance, except that, as of February 25, 2000, there were 3,867,718 Shares subject to issuance pursuant to the Company's Amended and Restated Long-Term Incentive Plan, the Company's Stock Option Plan for Non-Employee Directors and the Company's Deferred Stock Compensation Plan (collectively, the "STOCK PLANS"). Section 5.1(b) of the Company Disclosure Letter contains a correct and complete list of each outstanding option to purchase Shares under the Stock Plans (each a "COMPANY OPTION"), including the holder, date of grant, exercise price, expiration date and number of Shares subject thereto. Each of the outstanding shares of capital stock or other securities of each of the Company's subsidiaries has been duly authorized and is validly issued, fully paid and nonassessable and is owned by a direct or indirect wholly owned subsidiary of the Company, free and clear of any lien, pledge, security interest, claim or other encumbrance. Except as set forth above, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its subsidiaries to issue or sell any shares of capital stock or other securities of the Company or any of its subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or any of its subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible or exchangeable into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter ("VOTING DEBT"). The Company Disclosure Letter sets forth a true and complete list of each Person in which the Company owns, directly or indirectly, any voting interest that may require a filing by Parent under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT").

    (c) CORPORATE AUTHORITY; APPROVAL AND FAIRNESS. (i) The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate, subject only to approval of this Agreement by the holders of a majority of the outstanding Shares (the "COMPANY REQUISITE VOTE"), the Merger. Assuming the due authorization, execution and delivery of this Agreement by Parent and Merger Sub, this Agreement is a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles (the "BANKRUPTCY AND EQUITY EXCEPTION").

    (ii) The board of directors of the Company (A) has adopted this Agreement and the Merger and the other transactions contemplated hereby and (B) has received the opinion of its financial advisors, The Blackstone Group LP, to the effect that, as of the date of the Agreement, the consideration to be received by the holders of Shares in the Merger is fair to such holders from a financial point of view, a copy of which opinion has been delivered to Parent.

    (d) GOVERNMENTAL FILINGS; NO VIOLATIONS. (i) Other than the reports, filings, registrations, consents, approvals, permits, authorizations and/or notices (A) pursuant to Section 1.3, (B) under the HSR Act, the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), the Securities Act of 1933, as amended (the "Securities Act"), PUHCA (as defined herein) and the Exon-Florio provisions of the Omnibus Trade and Competitiveness Act of 1988 ("EXON-FLORIO"), (C) required to be made with the New York Stock Exchange, Inc. ("NYSE"), (D) to comply with state securities or "blue sky" laws, the rules and regulations of the NYSE and the London Stock Exchange (the "LSE"), (E) with or to the Federal Energy Regulatory Commission (the "FERC") pursuant to the Federal Power Act, as amended (the "POWER ACT"), (F) with, to or of the public service commission or similar regulatory body of the Commonwealths of Kentucky or Virginia, as applicable, pursuant to applicable state laws regulating the electric or gas utility business, or (G) identified in Section 5.1(d) of the Company Disclosure Letter (collectively, the "COMPANY REQUIRED STATUTORY APPROVALS"), no notices, reports or other filings are required to be made by the Company or any of its subsidiaries with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company or any of its subsidiaries from, any governmental or regulatory authority, agency, commission, body or other governmental entity including any stock exchange ("GOVERNMENTAL ENTITY"), in connection with the execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain would not, individually or in the aggregate, have a Company Material Adverse Effect.

    (ii) The execution, delivery and performance of this Agreement by the Company do not, and the consummation by the Company of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the Company's articles of incorporation or by-laws or the comparable governing instruments of any of its subsidiaries or, to the knowledge of the Company, joint ventures, (B) a breach or violation of, or a default under, the acceleration of any obligations or the creation of a lien, pledge, security interest, claim or other encumbrance on the assets of the Company or any of its subsidiaries or joint ventures (with or without notice, lapse of time or both) pursuant to, any agreement, lease, license, contract, note, mortgage, indenture, franchise, permit, concession, arrangement or other obligation ("CONTRACTS") binding upon the Company or any of its subsidiaries or joint ventures or any Law (as defined in Section 5.1(i)) or governmental or non-governmental permit or license to which the Company or any of its subsidiaries or joint ventures is subject or (C) any change in the rights or obligations of any party pursuant to any of the Contracts binding upon the Company or any of its subsidiaries or joint ventures, except, in the case of clause (B) or (C) above, for any breach, violation, default, acceleration, creation or change that would not, individually or in the aggregate, have a Company Material Adverse Effect. To the knowledge of the Company (for purposes of this Section 5.1(d)(ii) only, without any obligation to conduct any investigation), Section 5.1(d) of the Company Disclosure Letter sets forth a correct and complete list of material Contracts of the Company and its subsidiaries and joint ventures pursuant to which consents or waivers (the "COMPANY REQUIRED CONSENTS") are or may be required prior to consummation of the transactions contemplated by this Agreement.

    (e) COMPANY REPORTS; FINANCIAL STATEMENTS. All material filings, including all material written forms, statements, reports, agreements and all material documents, exhibits, amendments and supplements appertaining thereto, including but not limited to all material rates, tariffs, franchises, service agreements and related documents, required to be made by the Company and its subsidiaries since December 31, 1997 under the Public Utility Holding Company Act of 1935, as amended ("PUHCA"), the Power Act, the Natural Gas Act and any state law applicable to public utilities, and under regulations applicable to public utilities and public utility holding companies in the United States, have been made in accordance with, and complied, as of their respective dates, in all material respects with, the requirements of the relevant Governmental Entity. The Company has delivered to Parent each registration statement, report, proxy statement or information statement prepared by the Company or any of its subsidiaries since December 31, 1998 (the "AUDIT DATE"), including (i) the Company's Annual Report on Form 10-K for the year ended December 31, 1998, and (ii) the Company's Quarterly Reports on Form 10-Q for the periods ended March 31, 1999, June 30, 1999 and September 30, 1999, each in the form (including exhibits, annexes and any amendments thereto) filed with the Securities and Exchange Commission (the "SEC") (collectively, including any such reports filed subsequent to the date hereof and as amended, the "COMPANY REPORTS"). As of their respective dates (or, if amended, as of the date of such amendment), the Company Reports did not, and any Company Reports filed with the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) presents fairly, or will present fairly, in all material respects, the consolidated financial position of the Company and its subsidiaries as of its date and each of the consolidated statements of income and of changes in shareholders' equity and in cash flows included in or incorporated by reference into the Company Reports (including any related notes and schedules) presents fairly, or will present fairly, the results of operations and cash flows, as the case may be, of the Company and its subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to the notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with generally accepted accounting principles in the United States ("U.S. GAAP") consistently applied during the periods indicated, except as may be noted therein and except, with respect to unaudited statements, as permitted by Form 10-Q of the SEC.

    (f) ABSENCE OF CERTAIN CHANGES. Except as disclosed in the Company Reports filed prior to the date hereof, from the Audit Date through the date hereof, the Company and its subsidiaries and joint ventures have conducted their respective businesses only in, and have not engaged in any material transaction other than according to, the ordinary and usual course of such businesses and there has not been (i) any change in the condition (financial or otherwise), properties, business, operations or results of operations of the Company and its subsidiaries, taken as a whole, or any development or combination of developments of which the Company has knowledge that, individually or in the aggregate, has had or would have a Company Material Adverse Effect; (ii) any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by the Company or any of its subsidiaries, whether or not covered by insurance; (iii) any declaration, setting aside or payment of any dividend, or other distribution in cash, stock or property in respect of the capital stock of the Company, except for dividends or other distributions on its capital stock publicly announced prior to the date hereof and except as expressly permitted hereby; (iv) any split in the Company's capital stock, combination, subdivision or reclassification of any of the Company's capital stock or issuance or authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except as expressly contemplated hereby; or (v) any change by the Company or its subsidiaries in accounting principles, practices or methods. Since the Audit Date, except as provided for herein or as disclosed in the Company Reports filed prior to the date hereof, there has not been any increase in the compensation payable by the Company or any of its subsidiaries to officers or key employees or any amendment of any of the Compensation and Benefit Plans (as defined in Section 5.1(h)(i)) except for increases or amendments in the ordinary and usual course.

    (g) LITIGATION AND LIABILITIES. Except as disclosed in the Company Reports filed prior to the date hereof, there are no (i) civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the knowledge of the Company, threatened against the Company or any of its Affiliates (as defined below), (ii) orders, judgments, decrees, injunctions or rules of any Governmental Entity to which the Company or any of its subsidiaries or joint ventures is subject, (iii) to the knowledge of the Company, obligations or liabilities, whether or not accrued, contingent or otherwise and whether or not required to be disclosed, of the Company or any of its Affiliates or (iv) developments since the date of such Company Reports with respect to such disclosed actions, suits, claims, hearings, investigations or proceedings, except, in each case, for those that would not, individually or in the aggregate, have a Company

Material Adverse Effect. As used herein, the term "AFFILIATE" shall have the meaning ascribed to such term in Rule 12b-2 under the Exchange Act.

    (h) EMPLOYEE BENEFITS.

    (i) A copy of each material bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, employment, termination, severance, compensation, medical, health or other plan, agreement, policy or arrangement that covers current or former employees or current or former directors of the Company and its subsidiaries (the "COMPENSATION AND BENEFIT PLANS") and any trust agreement or insurance contract forming a part of any such Compensation and Benefit Plans has been made available to Parent prior to the date hereof. The Compensation and Benefit Plans are listed in Section 5.1(h) of the Company Disclosure Letter and any "change of control" or similar provisions therein are specifically identified in Section 5.1(h) of the Company Disclosure Letter.

    (ii) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (A) each Compensation and Benefit Plan is in substantial compliance with all applicable law, including the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "CODE") and the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and (B) neither the Company nor any of its subsidiaries has engaged in a transaction with respect to any Compensation and Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject the Company or any of its subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA. Each Compensation and Benefit Plan that is an "employee pension benefit plan" within the meaning of
Section 3(2) of ERISA (a "PENSION PLAN") and that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service (the "IRS"), and the Company is not aware of any circumstances likely to result in revocation of any such favorable determination letter. There is no material pending, or, to the knowledge of the Company, threatened litigation relating to the Compensation and Benefit Plans.

    (iii) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (A) no liability under Subtitle C or D of Title IV of ERISA has been or is reasonably expected to be incurred by the Company or any of its subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (an "ERISA AFFILIATE") and (B) the Company and its subsidiaries have not incurred in the last five years and do not reasonably expect to incur any withdrawal liability with respect to a multiemployer plan under Subtitle E to Title IV of ERISA regardless of whether based on contributions of an ERISA Affiliate. To the knowledge of the Company, no notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof or will be required to be filed in connection with the transactions contemplated by this Agreement.

    (iv) Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA.

    (v) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, under each Pension Plan which is a single-employer plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all "benefit liabilities," within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the Pension Plan's most recent actuarial valuation), did not exceed the then current value of the assets of such Pension Plan, and there has been no material change in the financial condition of such Pension Plan since the last day of the most recent plan year.

    (vi) Neither the Company nor its subsidiaries have any obligations for retiree health and life benefits under any Compensation and Benefit Plan. The Company or its subsidiaries may amend or terminate any such plan under the terms of such plan at any time without incurring any liability thereunder except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

    (vii) The consummation of the Merger and the other transactions contemplated by this Agreement will not (x) entitle any employees of the Company or its subsidiaries to severance pay or (y) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Compensation and Benefit Plans.

    (viii) Except as would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect, (A) all Compensation and Benefit Plans covering current or former non-U.S. employees or former employees of the Company and its subsidiaries comply with applicable local law and
(B) the Company and its subsidiaries have no unfunded liabilities with respect to any Pension Plan that covers such non-U.S. employees in any foreign jurisdiction where funding of such plan is required by applicable law.

    (i) COMPLIANCE WITH LAWS; GOVERNMENT INVESTIGATIONS; PERMITS. Except as set forth in the Company Reports filed prior to the date hereof, the businesses of each of the Company and its subsidiaries and, to the knowledge of the Company, of each of its joint ventures have not been, and are not being, conducted in violation of, default under or non-compliance with any federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, writ, franchise, variance, exemption, approval, license or permit of any Governmental Entity (each, a "Law" and collectively, "Laws"), except for violations, defaults or non-compliance that would not, individually or in the aggregate, have a Company Material Adverse Effect. Except as set forth in the Company Reports filed prior to the date hereof, no investigation or review by any Governmental Entity with respect to the Company or any of its subsidiaries or joint ventures is pending or, to the knowledge of the Company, threatened, nor has any Governmental Entity indicated an intention to conduct the same, except for those the outcome of which would not, individually or in the aggregate, have a Company Material Adverse Effect. Except as set forth in the Company Reports filed prior to the date hereof, to the knowledge of the Company, (i) no material change is required in the Company's or any of its subsidiaries' or joint ventures' processes, properties or procedures in connection with any Laws in effect on the date hereof or enacted as of the date hereof and scheduled to be effective after the date hereof, and (ii) the Company has not received any notice or communication of any material noncompliance with any Laws that has not been cured as of the date hereof, except in the case of clauses (i) and (ii), for those changes or failures to cure, that individually or in the aggregate, would not have a Company Material Adverse Effect. Each of the Company and its subsidiaries and joint ventures has all permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals necessary to conduct its business as presently conducted, except for those the absence of which would not, individually or in the aggregate, have a Company Material Adverse Effect.

    (j) TAKEOVER STATUTES. Assuming the representation of Parent in
Section 5.2(f) is true and correct, no "fair price," "moratorium," "control share acquisition" or other similar anti-takeover statute or regulation in the United States or any jurisdiction within the United States (each a "TAKEOVER STATUTE") or any anti-takeover provision in the Company's articles of incorporation or by-laws is, or at the Effective Time will be, applicable to the Shares, the Merger or the other transactions contemplated by this Agreement.

    (k) ENVIRONMENTAL MATTERS. Except as disclosed in the Company Reports filed prior to the date hereof and except as in each case would not, individually or in the aggregate, have a Company Material Adverse Effect: (i) the Company and its subsidiaries and, to the knowledge of the Company, joint ventures have complied at all times with all applicable Environmental Laws (as defined below);
(ii) to the knowledge of the Company, no property currently owned or operated by the Company or any of its subsidiaries or joint ventures (including soils, groundwater, surface water, buildings or other structures) is contaminated with any Hazardous Substance (as defined below) which could reasonably be expected to result in liability relating to or require any remediation under any Environmental Law; (iii) to the knowledge of the Company, no property formerly owned or operated by the Company or any of its subsidiaries or joint ventures has been contaminated with any Hazardous Substance during or prior to such period of ownership or operation which could reasonably be expected to result in liability relating to or require any remediation under any Environmental Law; (iv) to the knowledge of the Company, neither the Company nor any of its subsidiaries or joint ventures is subject to liability for any Hazardous Substance disposal or contamination of any third party property; (v) to the knowledge of the Company, neither the Company nor any of its subsidiaries or joint ventures has been associated with any release or threat of release of any Hazardous Substance which could reasonably be expected to result in liability relating to or require any remediation under any Environmental Law; (vi) neither the Company nor any of its subsidiaries or, to the knowledge of the Company, joint ventures has received any notice, demand, letter, claim or request for information alleging that the Company or any of its subsidiaries may be in violation of or subject to liability under any Environmental Law; (vii) neither the Company nor any of its subsidiaries or, to the knowledge of the Company, joint ventures is subject to any order, decree, injunction or other similar legally binding arrangement with any Governmental Entity or any indemnification or other similar legally binding agreement with any third party relating to liability or obligation in connection with any Environmental Law or relating to Hazardous Substances; (viii) to the knowledge of the Company, there are no other circumstances or conditions involving the Company or any of its subsidiaries or joint ventures or the transactions contemplated in this Agreement that could reasonably be expected to result in any claim, liability, investigation, cost or restriction on the ownership, use, or transfer of any property pursuant to any Environmental Law; (ix) to the knowledge of the Company, the Company has delivered or made available to Parent copies of all material environmental reports, studies, assessments, sampling data and other environmental information in its possession relating to the Company or its subsidiaries or joint ventures or their respective current and former properties or operations; and (x) the Company has disclosed to Parent all material facts known by it relating to (A) the cost of pollution control measures by the Company or any of its subsidiaries or joint ventures which is required or may be required in the future, (B) remediation costs of the Company or any of its subsidiaries or joint ventures which are being incurred or may be incurred in the future, or (C) any other environmental matter that could reasonably be expected to result in liability, costs or obligations, including modification of or changes to any generating equipment, affecting the Company or any of its subsidiaries or joint ventures in connection with any Environmental Law.

    As used herein, the term "ENVIRONMENTAL LAW" MEANS ANY APPLICABLE FEDERAL, STATE, LOCAL OR FOREIGN STATUTE, LAW, REGULATION, ORDER, DECREE, PERMIT, AUTHORIZATION, COMMON LAW OR LEGALLY BINDING AGENCY REQUIREMENT RELATING TO:
(A) THE PROTECTION, INVESTIGATION OR RESTORATION OF THE ENVIRONMENT, HEALTH AND SAFETY AS IT RELATES TO HAZARDOUS SUBSTANCES, OR NATURAL RESOURCES, (B) THE HANDLING, USE, PRESENCE, DISPOSAL, RELEASE OR THREATENED RELEASE OF ANY HAZARDOUS SUBSTANCE OR (C) NOISE, ODOR, INDOOR AIR, EMPLOYEE EXPOSURE, WETLANDS, POLLUTION, CONTAMINATION OR ANY INJURY OR THREAT OF INJURY TO PERSONS OR PROPERTY IN EACH CASE RELATING TO ANY HAZARDOUS SUBSTANCE.

    As used herein, the term "HAZARDOUS SUBSTANCE" means any substance that is:
(A) listed, classified or regulated pursuant to any Environmental Law; (B) any petroleum or coal product or by-product, any waste or ash or sludge, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive material or radon; and (C) any other substance which could reasonably be expected to be the subject of regulatory action by any Governmental Entity in connection with any Environmental Law.

    (l) TAXES. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, the Company and each of its subsidiaries
(i) have timely filed (taking into account any extension of time within which to file) all Tax Returns (as defined below) required to be filed by any of them and all such filed Tax Returns are complete and accurate in all material respects; and (ii) have paid, or, where payment is not yet due, have established an adequate accrual for the payment of, all Taxes (as defined below) that are shown as due on the Tax Returns referred to in Section 5.1(l)(i) above. As of the date hereof, except as would not, individually or in the aggregate, have a Company Material Adverse Effect, there are not pending or, to the knowledge of the Company, threatened in writing, any audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters. The federal income Tax Returns of the Company and each of its subsidiaries have been examined and settled with the IRS (or the applicable statutes of limitation for the assessment of federal income taxes for such periods have expired) for all years through December 31, 1995. There are no material liens or encumbrances for Taxes on any of the assets of the Company or any of its subsidiaries, except for (i) statutory liens for Taxes not yet due or payable, (ii) liens for Taxes that are being contested in good faith and are listed in Section 5.1(1) of the Company Disclosure Letter and (iii) any other liens for Taxes that would not, individually or in the aggregate, have a Company Material Adverse Effect. Any tax sharing agreements between the Company or any of its subsidiaries and any Person other than the Company or any of its subsidiaries will be terminated as of the Effective Time. The Company has made available to Parent true and correct copies of the United States federal income Tax Returns and state corporate or franchise Tax Returns filed by the Company and its subsidiaries, and any examination reports and statements of deficiencies assessed against and agreed to by the Company or any of its subsidiaries, for each of the fiscal years ended December 31, 1995, 1996, 1997 and 1998.

    Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, neither the Company nor any of its subsidiaries has
(i) filed a consent under Section341(f) of the Code concerning collapsible corporations; (ii) been a member of an affiliated group filing a consolidated United States federal income Tax Return (other than a group the common parent of which was the Company); or (iii) any liability for the Taxes of any Person (other than any of the Company and its subsidiaries under Treasury Regulations Section1.1502-6 (or similar provision of state, local, or foreign law)) as a transferee or successor, by contract, or otherwise.

    As used in this Agreement, (i) the term "TAX" (including, with correlative meaning, the terms "TAXES" and "TAXABLE") includes all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severance, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and
(ii) the term "TAX RETURNS" includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

    (m) LABOR MATTERS.

    (i) Except as disclosed in the Company Reports filed prior to the date hereof or as set forth in Section 5.1(m) of the Company Disclosure Letter, neither the Company nor any of its subsidiaries is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is the Company or any of its subsidiaries or joint ventures the subject of nor, to the knowledge of the Company, threatened with, any material proceeding asserting that the Company or any of its subsidiaries or joint ventures has committed an unfair labor practice or is seeking to compel the Company or any of its subsidiaries to bargain with any labor union or labor organization, nor is there pending or, to the knowledge of the Company, threatened, nor has there been for the past five years, any labor strike, dispute, walk-out, work stoppage, slow-down or lockout involving the Company or any of its subsidiaries or joint ventures, nor, to the knowledge of the Company, are there any material organizational efforts presently being made involving any of the now unorganized employees of the Company or any of its subsidiaries or joint ventures. The Company has previously made available to Parent correct and complete copies of all labor and collective bargaining agreements, Contracts or other agreements or understandings with a labor union or labor organization to which the Company or any of its subsidiaries is party or by which any of them are otherwise bound

(collectively, the "COMPANY LABOR AGREEMENTS"). The consummation of the Merger and the other transactions contemplated by this Agreement will not entitle any third party (including any labor union or labor organization) to any payments under any of the Company Labor Agreements.

    (ii) To the knowledge of the Company, neither the Company nor any of its subsidiaries or joint ventures is in material violation of any labor laws in any country (or political subdivision thereof) in which they transact business except for such violations as would not, individually or in the aggregate, have a Company Material Adverse Effect.

    (n) INTELLECTUAL PROPERTY.

    (i) Except as disclosed in the Company Reports filed prior to the date hereof, the Company or its subsidiaries own (free and clear of any and all liens, pledges, security interests or other encumbrances), or are licensed or otherwise possess sufficient rights to use, all patents, trademarks, trade names, service marks, brand names, copyrights, and any applications therefor, technology, know-how, computer software programs or applications, databases, industrial designs and tangible or intangible proprietary information or materials that are currently used in its and its subsidiaries' businesses (collectively, "INTELLECTUAL PROPERTY RIGHTS"), except for any such failures to own, be licensed or possess that would not, individually or in the aggregate, have a Company Material Adverse Effect.

    (ii) Except as disclosed in the Company Reports filed prior to the date hereof, and except for such matters that would not, individually or in the aggregate, have a Company Material Adverse Effect, (i) to the knowledge of the Company, the use of the Intellectual Property Rights by the Company or its subsidiaries does not infringe upon, violate or constitute a misappropriation of any intellectual property right, patent, trademark, trade name, service mark, brand name, copyright, technology, know-how, computer software program or application, database or industrial design of any other Person and (ii) there have been no written claims made and neither the Company nor any of its subsidiaries has received written notice of any claim or otherwise knows that any Intellectual Property Right is invalid, conflicts with the asserted right of any other Person, or has not been used or enforced or has failed to be used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of such Intellectual Property Right of the Company or any of its subsidiaries.

    (o) INSURANCE. All material insurance policies maintained by the Company or any of its subsidiaries are with reputable insurance carriers (other than existing self-insurance), provide coverage for those risks incident to the business of the Company and its subsidiaries and their respective properties and assets as is customary for companies conducting the business conducted by the Company during such time period, are in character and amount at least equivalent to that carried by Persons engaged in similar businesses and subject to the same or similar perils or hazards, and are sufficient for compliance with all Laws currently applicable to the Company or any of its subsidiaries except for any failures either to have insurance or to maintain insurance policies that would not, individually or in the aggregate, have a Company Material Adverse Effect. Neither the Company nor any of its subsidiaries has received any notice of cancellation or termination with respect to any material insurance policy of the Company or any of its subsidiaries. The insurance policies of the Company and each of its subsidiaries are valid and enforceable policies in all respects.

    (p) RIGHTS AGREEMENT. (i) The Company has taken all necessary action to provide that (x) none of Parent, Merger Sub or any of their respective Associates or Affiliates (each as defined in the Rights Agreement) shall be deemed an Acquiring Person (as defined in the Rights Agreement), (y) none of the Distribution Date, a Stock Acquisition Date or a Triggering Event (each as defined in the Rights Agreement) shall be deemed to have occurred as a result of entering into this Agreement or consummating the Merger and/or the other transactions contemplated hereby and (z) the Rights will not separate from the Shares or become exercisable, in each case solely as a result of entering into this Agreement or consummating the Merger and/or the other transactions contemplated hereby.

    (ii) The Company has taken all necessary action with respect to all of the outstanding Rights (as defined in the Rights Agreement) so that, immediately prior to the Effective Time (A) none of the Company, Parent or Merger Sub will have any obligations under the Rights or the Rights Agreement and (B) the holders of the Rights will have no rights under the Rights or the Rights Agreement.

    (q) BROKERS AND FINDERS. Neither the Company nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the Merger or the other transactions contemplated in this Agreement except that the Company has employed The Blackstone Group LLC as its financial advisors, the arrangements with which have been disclosed to Parent prior to the date hereof.

    (r) YEAR 2000. Except as disclosed in the Company Reports filed prior to the date hereof, all computer systems and computer software used by the Company or any of its subsidiaries, and, to the knowledge of the Company, the computer systems and computer software used by the Company's commercial counterparties that are material to the provision of any material products or services to the Company or any of its subsidiaries, recognize the advent of the year A.D. 2000 and can correctly recognize and manipulate date information relating to dates on or after January 1, 2000 and the operation and functionality of such computer systems and software has not been adversely affected by the advent of the year A.D. 2000 or any manipulation of data featuring information relating to dates before, on or after January 1, 2000 ("MILLENNIUM FUNCTIONALITY"), except in each case for such computer systems and computer software, the failure of which to achieve Millennium Functionality, individually or in the aggregate, has not had and would not have a Company Material Adverse Effect. Except as disclosed in the Company Reports filed prior to the date hereof, the costs of the adaptations necessary to achieve Millennium Functionality have not had and would not have a Company Material Adverse Effect.

    (s) REGULATORY PROCEEDINGS. Except as set forth in the Company Reports filed prior to the date hereof, neither the Company nor any of its subsidiaries, all or part of whose rates or services are regulated by a Governmental Entity, has rates which have been or are being collected subject to refund, pending final resolution of any proceeding pending before a Governmental Entity or on appeal to the courts, which, individually or in the aggregate, have had or would result in a Company Material Adverse Effect.

    (t) REGULATION AS A UTILITY. (i) Louisville Gas and Electric Company is not regulated as a public utility by any state other than the Commonwealth of Kentucky. Kentucky Utilities Company is not regulated as a public utility by any state other than the Commonwealth of Kentucky and the Commonwealth of Virginia and may be subject to regulation as a public utility in the State of Tennessee. Other than as set forth in the two preceding sentences, no "subsidiary company" or "affiliate" of the Company (such terms having the meaning ascribed to such terms in the PUHCA) is subject to regulation as a public utility or public service company (or similar designation) by the FERC, any state in the United States or in any foreign country.

    (ii) The Company is an exempt public utility holding company under
Section 3(a)(1) of the PUHCA.

    (u) OWNERSHIP OF SHARES. Neither the Company nor any of its subsidiaries "Beneficially Owns" (as such term is defined in Rule 13d-3 under the Exchange
Act) any ordinary shares, nominal value 50p each, of Parent ("PARENT ORDINARY SHARES"), or ADS's (as defined in Section 6.11(a)).

    (v) COMPLIANCE WITH AGREEMENTS. Except as disclosed in the Company Reports filed prior to the date hereof, neither the Company nor any of its subsidiaries or, to the knowledge of the Company, joint ventures nor, in the case of clause (B) below, to the knowledge of the Company, any other Person, is in breach or violation of, or in default in the performance or observance of, any term or provision of, and, to the knowledge of the Company, no event has occurred which, with notice or lapse of time or both, is reasonably likely to result in a default under (A) the articles of incorporation or by-laws of the Company, Louisville Gas and Electric Company, Kentucky Utilities Company, or LG&E Capital Corp., or (B) any Contract by which the Company or any of its subsidiaries or joint ventures is bound, except, in the case of clause (B), for such breaches, violations and defaults which, individually or in the aggregate, have not had and would not have a Company Material Adverse Effect. Except as disclosed in the Company Reports filed prior to the date hereof, neither any of the subsidiaries nor, to the knowledge of the Company, any of the joint ventures is in material default under their respective governing documents.

    (w) JOINT VENTURES. Section 5.1(w) of the Company Disclosure Letter sets forth a list of each of the Company's joint ventures, including for each such entity its name and the Company's interest therein, and also including for each joint venture a brief description of its principal line or lines of business. With respect to each of the Company's joint ventures, the Company has disclosed to Parent correct and complete copies (or descriptions of oral agreements, if any) of all agreements to which the Company or any of its subsidiaries or joint ventures is a party which (i) contain any change of control provisions, put options or call options related to the interests in the joint venture, rights of first refusal or other similar provisions or any provisions that are reasonably likely to affect the ability of Parent, together with the remaining co-owners of each such entity, to direct and control such entity's business operations as a result of the consummation of the Merger or (ii) evidence any commitment (whether or not contingent) for future investment of capital or otherwise to be directly or indirectly made by Parent, the Company or any of their respective subsidiaries therein. With respect to joint ventures for which the Company has not disclosed to Parent all agreements pursuant to the immediately preceding sentence (the "UNDISCLOSED COMPANY JOINT VENTURES"), the Company represents and warrants to Parent that (i) none of the agreements relating to the Undisclosed Company Joint Ventures contain any change of control provisions, put options or call options related to the interests in the Undisclosed Company Joint Ventures, rights of first refusal or other similar provisions that are triggered by the execution and delivery of the Merger Agreement by the Company or would be triggered by the consummation of the Merger in accordance with its terms, and
(ii) neither the Company nor any of its subsidiaries is obligated to make any loans or capital contributions to, or to undertake any guarantees with respect to, any Undisclosed Company Joint Venture.

    As used in this Agreement, "JOINT VENTURE" shall mean any corporation or other Person that is not a subsidiary of such Person, in which such Person owns directly or indirectly an equity, voting or other membership interest, other than equity, voting or other membership interests representing less than 5% of each class of the outstanding voting securities or equity or other voting or membership interests of any such Person and owned for passive investment purposes.

    (x) DERIVATIVE PRODUCTS. Any Derivative Products (as defined below) entered into for the account of the Company or any of its subsidiaries were entered into in accordance with the Trading Policies (as defined in Section 6.18) and applicable rules, regulations and policies of any Governmental Entity and are legal, valid and binding obligations of the Company or one of its subsidiaries enforceable in accordance with their terms, subject to the Bankruptcy and Equity Exception, and are in full force and effect. The Company and each of its subsidiaries have duly performed in all respects all of their obligations thereunder to the extent that such obligations to perform have accrued, and, to the knowledge of the Company, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder, except for any failure to perform obligations or breaches or defaults that would not cause a Company Material Adverse Effect.

    The Company has provided Parent with a true and accurate copy of the Trading Policies and, to the knowledge of the Company, all material information regarding the current practice of the Company and its subsidiaries with respect to Derivative Products delivered to representatives of Parent on January 10, 2000, is accurate and complete in all material respects.

    As used herein, "DERIVATIVE PRODUCT" means (i) any swap, cap, floor, collar, futures contract, forward contract, option and any other derivative financial instrument, contract or arrangement, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including but not limited to electricity, natural gas, crude oil and other commodities, currencies, interest rates and indices and (ii) forward contracts for physical delivery, physical output of assets, and physical load obligations.

    (y) OPC AND ELECTRIC RATE CASE INFORMATION. Prior to the date hereof, the Company has delivered to Parent all information, including agreements, documents, analyses, reports, memoranda and filings, related to Excluded Effects known to the Company and reasonably necessary to understand the financial consequences of such matters, and such information collectively does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the information contained therein not misleading.

    5.2. REPRESENTATIONS AND WARRANTIES OF PARENT. Except as set forth in the corresponding sections or subsections of the disclosure letter, dated the date hereof, delivered to the Company by Parent on or prior to entering into this Agreement (the "PARENT DISCLOSURE LETTER"), Parent hereby represents and warrants to the Company that:

    (a) CAPITALIZATION OF MERGER SUB AND US SUBHOLDCO 2. The authorized capital stock of each of Merger Sub and US Subholdco 2 at the Effective Time will consist only of shares of common stock, without par value, all of which shall be validly issued, fully paid and outstanding. At the Effective Time, all of the issued and outstanding capital stock of each of Merger Sub and US Subholdco 2 will be owned indirectly by Parent, and there will be: (i) no other shares of capital stock or voting securities of Merger Sub or US Subholdco 2,
(ii) no securities of Merger Sub or US Subholdco 2 convertible into or exchangeable for shares of capital stock or voting securities of Merger Sub or US Subholdco 2, respectively, and (iii) no options or other rights to acquire from Merger Sub or US Subholdco 2, and no obligations of Merger Sub or US Subholdco 2 to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Merger Sub or US Subholdco 2, respectively. Prior to the Effective Time, Merger Sub and US Subholdco 2 will not have conducted any business and will have no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement, the Merger, the financing arrangements therefor and the other transactions contemplated by this Agreement.

    (b) ORGANIZATION, GOOD STANDING AND QUALIFICATION. Each of Parent and its subsidiaries is a corporation duly incorporated or organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the laws of its respective jurisdiction of incorporation or organization and has all requisite corporate or similar power and authority to own and operate its assets or properties and to carry on its business as presently conducted and is qualified to do business and is in good standing (with respect to jurisdictions that recognize the concept of good standing) as a foreign corporation in each jurisdiction where the ownership or operation of its properties or conduct of its business requires such qualification, except where the failure to be so incorporated or organized, qualified or in such good standing, or to have such power or authority when taken together with all other such failures, would not have a Parent Material Adverse Effect (as defined below). Parent has made available to the Company a complete and correct copy of the Parent's memorandum and articles of association, each as currently in full force and effect.

    As used in this Agreement, the term "PARENT MATERIAL ADVERSE EFFECT" means a material adverse effect on the condition (financial or otherwise), properties, business, operations or results of operations of the Parent and its subsidiaries taken as a whole or any effect which prevents, materially delays or materially impairs the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement.

    (c) CORPORATE AUTHORITY. Parent has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger subject only to the approval of (i) the Merger, and (ii) any increase in Parent's borrowing powers as set out in its articles of association required in connection with the Merger or the Financing Plan (as defined in Section 5.2(h)), in each case by the holders of a majority of the outstanding Parent Ordinary Shares who vote at a duly convened meeting of the shareholders of Parent (the "PARENT REQUISITE VOTE"). Assuming the due authorization, execution and delivery of this Agreement by the Company, this Agreement is a valid and binding agreement of Parent, and will be a valid and binding agreement of Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception. As of the Effective Time, Merger Sub will have all requisite corporate power and authority and will have taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger.

    (d) GOVERNMENTAL FILINGS; NO VIOLATIONS. (i) Other than the reports, filings, registrations, consents, approvals, permits, authorizations and/or notices (A) pursuant to Section 1.3, (B) under the HSR Act, the Securities Act, the Exchange Act and Exon-Florio, (C) to comply with the rules and regulations of the LSE, (D) required to be made with the NYSE, (E) with or to the SEC pursuant to PUHCA or the FERC pursuant to the Power Act, (F) pursuant to the United Kingdom's Electricity Act 1989 and the Fair Trading Act 1973, (G) in connection with the Parent Requisite Vote, or (H) identified in Section 5.2(d) of the Parent Disclosure Letter (collectively, the "PARENT REQUIRED STATUTORY APPROVALS"), no notices, reports or other filings are required to be made by Parent or Merger Sub with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Parent or Merger Sub from, any Governmental Entity, in connection with the execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain would not, individually or in the aggregate, have a Parent Material Adverse Effect.

    (ii) The execution, delivery and performance of this Agreement by Parent does not (and by Merger Sub will not), and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the articles of incorporation or by-laws of Merger Sub or, subject to the Parent Requisite Vote, the articles of association and memorandum of association of Parent or the comparable governing instruments of any of its subsidiaries or, to Parent's knowledge, joint ventures, (B) a breach or violation of, or a default under, the acceleration of any obligations or the creation of a lien, pledge, security interest, claim or other encumbrance on the assets of Parent or any of its Subsidiaries or Joint Ventures (with or without notice, lapse of time or both) pursuant to any Contracts binding upon Parent or any of its Subsidiaries or Joint Ventures or any Law or governmental or non-governmental permit or license to which Parent or any of its Subsidiaries or Joint Ventures is subject or (C) any change in the rights or obligations of any party under any of the Contracts, except, in the case of clause (B) or (C) above, for any breach, violation, default, acceleration, creation or change that would not, individually or in the aggregate, have a Parent Material Adverse Effect. To the knowledge of Parent (for purposes of this Section 5.2(d)(ii) only, without any obligation to conduct any investigation), Section 5.2(d) of the Parent Disclosure Letter sets forth a correct and complete list of material Contracts of Parent and its subsidiaries and joint ventures pursuant to which consents or waivers (the "PARENT REQUIRED CONSENTS") are or may be required prior to consummation of the transactions contemplated by this Agreement.

    (e) PARENT REPORTS. All material filings, including all material written forms, statements, reports, agreements and all material documents, exhibits, amendments and supplements appertaining thereto, including but not limited to all material rates, tariffs, franchises, service agreements and related documents, required to be made by Parent and its Subsidiaries since
December 31, 1997, under laws and regulations applicable to the electricity industry in the United Kingdom (including those under the Electricity Act 1989), have been made in accordance with, and complied, as of their respective dates, in all material respects with, the requirements of the relevant Governmental Entity. Parent has delivered to the Company copies of (i) each registration statement, report or annual report prepared by it since January 3, 1999 (the "PARENT AUDIT DATE"), including the Parent Annual Report on Form 20-F for the year ended January 3, 1999, and the interim report of Parent for the six month period ended July 4, 1999 (collectively, including any such registration statement, report or annual report filed subsequent to the date hereof, the

"PARENT REPORTS"), each in the form (including exhibits, annexes and any amendments thereto) filed with the SEC, and (ii) all circulars, reports and other documents distributed by Parent to its shareholders since January 3, 1999. As of their respective dates (or, if amended, as of the date of such amendment), the Parent Reports did not, and any Parent Report filed with the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading in any material respect. The audited consolidated financial statements of Parent and its Subsidiaries included in or incorporated by reference into the Parent Reports (including the related notes and schedules) were prepared in accordance with accounting principles generally accepted in the United Kingdom ("U.K. GAAP") applied on a consistent basis (except as may be indicated in the notes thereto) and present fairly, or will present fairly, in all material respects, the consolidated financial position of Parent and its subsidiaries and the results of their operations and cash flows as of the date thereof and for the period then ended, in conformity with U.K. GAAP.

    (f)  TAKEOVER STATUTES.  Assuming the representation of the Company in
Section 5.1(j) is true and correct, no anti-takeover statute or regulation in the United Kingdom or any anti-takeover provision in the Parent's articles of association or memorandum of association is, or at the Effective Time will be, applicable to the Merger or the other transactions contemplated by this Agreement.

    (g) OWNERSHIP OF SHARES. Neither Parent nor any of its subsidiaries is the "Beneficial Owner" of or "beneficially owns" (as each such term is defined under the Rights Agreement) any Shares.

    (h) FUNDS FOR THE MERGER CONSIDERATION. As of the date hereof, Parent has provided to the Company a copy of its plan for financing the Merger Consideration (the "FINANCING PLAN") and, at the Effective Time, will have available all of the funds necessary for the payment of the Merger Consideration, and to perform its and the Surviving Corporation's obligations under this Agreement.

    (i) SHARE CAPITAL. As of the date hereof, the authorized share capital of Parent consists of 1,050,000,000 Parent Ordinary Shares, of which 650,092,031 were issued and outstanding as of the close of business on February 25, 2000, and one Special Rights Redeemable Preference Share, nominal value L1 per share, which was issued and outstanding as of the close of business on the date hereof. All of the issued and outstanding Parent Ordinary Shares have been duly authorized and validly issued and are fully paid or credited as fully paid. As of the date hereof, Parent has no Parent Ordinary Shares subject to issuance, except that there are not more than 8,783,038 Parent Ordinary Shares subject to issuance pursuant to options or rights outstanding. Except as set forth above, and except as may be required by law, as of the date hereof, there are no preemptive or other material outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments which obligate Parent or any of its subsidiaries to issue or to sell any share capital or other securities of Parent or any of its subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire from Parent or any of its subsidiaries, any material securities of Parent or any of its subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding.

    (j) LITIGATION. As of the date hereof, there is no action, suit, claim, arbitration, grievance, complaint, charge, proceeding, or investigation pending or, to Parent's knowledge, threatened to be brought, by or before any Governmental Entity, against Parent or any of its Affiliates that would reasonably be expected to materially and adversely affect the ability of Parent or Merger Sub to fulfill its obligations hereunder.

    (k) REGULATION AS A UTILITY. As of the date hereof, neither Parent nor any "subsidiary company" or "affiliate" (as each such term is defined in PUHCA) of Parent is an exempt wholesale generator under PUHCA or is subject to regulation as a public utility holding company, public utility or public service company (or similar designation) or as a subsidiary or affiliate of a public utility holding company, public utility or public service company (or similar designation) by the federal government of the United States or any state in the United States.

    (l) OPC AND ELECTRIC RATE CASE DISCLOSURE. As of the date hereof and prior to the execution of this Agreement, Parent has, assuming the accuracy of the Company's representation in Section 5.1(y), received sufficient information, and has had the opportunity to make such inquiries and to conduct such investigation, as it has deemed necessary to make an independent assessment of the liability exposure of the Company and its subsidiaries with respect to the Excluded Effects.

                                   ARTICLE VI
                                   COVENANTS

    6.1. TRANSITION GROUP; 2001 BUDGET. (a) Promptly after the date hereof, Parent and the Company shall establish a transition committee (the "TRANSITION COMMITTEE") consisting of the Chief Executive Officers of Parent and the Company (who shall be Co-Chairmen of such committee) and such other persons as the Chief Executive Officers shall designate to, subject to applicable Laws relating to the exchange of information, facilitate a full exchange of information concerning the business, operations, capital spending, budgets and financial results of the Company, identify ways in which the operations of Parent and the Company can be coordinated and develop plans for the operation and growth of the Company. The Chief Executive Officers shall meet in person, by telephone or by videoconference at least monthly and the other members of the Transition Committee shall meet as directed by the Chief Executive Officers.

    (b) The Company agrees to consult with Parent regarding the Company Budget for fiscal year 2001 and give reasonable consideration to the views of Parent with respect thereto. Except as Parent otherwise agrees in writing, the Company Budget for the fiscal year 2001 will not make or authorize the making of:
(a) any capital expenditures or operation and maintenance expenditures in excess of an amount equal to the comparable amounts for such items in the Company Budget for the year 2000, REDUCED BY (A) (I) budgeted expenditures in the Company Budget for fiscal year 2000 for the 550MW merchant facilities located in Gregory, Texas, and (II) the incremental benefits of the "one utility" cost initiative, and INCREASED BY (B) (I) any additional amount required in order to satisfy the Company's obligations under the Clean Air Act, as amended, and
(II) a 2% inflation adjustment for operation and maintenance expenditures; and
(b) any acquisition of, or investment in, assets or stock of, or other interest in, any other person or entity, except (I) for the required earnout payment provided for in the merger agreement related to LG&E Capital Corp.'s acquisition of CRC Holdings Corp. and (II) funding of ServiConfort Argentina, S.A., up to
$1 million.

    6.2. INTERIM OPERATIONS. The Company covenants and agrees as to itself and its subsidiaries that (where reasonably practicable) it shall consult with Parent with respect to its significant business plans and decisions (including as contemplated by Section 6.1 of this Agreement) and, after the date hereof and prior to the Effective Time (unless Parent shall otherwise approve in writing, which approval shall not be unreasonably withheld or delayed and except as otherwise expressly contemplated by this Agreement or as set forth in
Section 6.2 of the Company Disclosure Letter):

    (a) the business of the Company and its subsidiaries shall be conducted only in the ordinary and usual course and, to the extent consistent therewith, it and its subsidiaries shall use their respective reasonable best efforts to
(i) subject to prudent management of workforce needs and ongoing programs currently in force, preserve its business organization intact and maintain its existing relations and goodwill with customers, suppliers, distributors, creditors, lessors, employees and business associates, (ii) maintain and keep material properties and assets in good repair and condition, subject to ordinary wear and tear and (iii) maintain in effect all existing governmental permits that are required for the continued operation of the Company's and its subsidiaries' respective businesses in all material respects as they are currently conducted;

    (b) neither the Company nor any of its subsidiaries shall (i) amend its articles of incorporation or by-laws; (ii) split, combine, subdivide or reclassify its outstanding shares of capital stock; (iii) declare, set aside or pay any dividend payable in cash, stock or property in respect of any capital stock (other than (A) to the Company or the Company's wholly owned subsidiaries, (B) dividends required to be paid on any preferred stock of any subsidiary of the Company outstanding on the date hereof or preferred stock issued to refinance currently outstanding preferred stock or debt in accordance with the terms of this Agreement, in each case, in accordance with their respective terms, (C) regular quarterly dividends on Shares with usual record and payment dates not, during any fiscal year, in excess of 104% of the dividends per Share for the immediately preceding fiscal year, and (D), a special dividend with a record date in the fiscal quarter in which the Effective Time occurs in a per Share amount up to the amount of the dividend declared per Share by the Company in the immediately preceding fiscal quarter multiplied by a fraction, the numerator of which is the number of days elapsed in the then current fiscal quarter over the total number of days in the then current fiscal quarter); or (iv) repurchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock (other than (A) as required by the respective terms of any preferred stock of any subsidiary of the Company outstanding on the date hereof or preferred stock issued to refinance currently outstanding preferred stock or debt in accordance with the terms of this Agreement, (B) in connection with the repurchase, redemption or refinancing of preferred stock of any subsidiary of the Company with preferred stock at a lower cost of funds (calculating such cost on an after-tax basis),
(C) in connection with intercompany purchases of capital stock among wholly owned subsidiaries of the Company, (D) for the purpose of funding or providing benefits under employee benefit plans, stock option and other incentive compensation plans, directors plans and stock purchase and dividend reinvestment plans in accordance with past practice or as may be permitted by
Section 6.11(a) or (E) the redemption, if required by a final, non-appealable judgment of a court of competent jurisdiction, of the Rights pursuant to the Rights Agreement;

    (c) neither the Company nor any of its subsidiaries shall (i) issue, sell, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock of any class or any other property or assets (other than (A) Shares issuable pursuant to options outstanding on the date hereof under the Stock Plans, issuances of additional options or rights to acquire Shares granted pursuant to the terms of the Stock Plans as in effect on the date hereof in the ordinary and usual course of the operation of such Stock Plans and issuances of Shares pursuant to options granted after the date hereof pursuant to the Stock Plans, (B) issuances of Shares in the ordinary and usual course of the Company's Savings Plan and the Company's 401(k) Savings Plan, each as in effect on the date hereof,
(C) intercompany issuances of capital stock to wholly owned subsidiaries of the Company, (D) in the case of subsidiaries of the Company, the issuance of preferred stock in connection with the repurchase, redemption or refinancing of preferred stock outstanding on the date of this Agreement or issued in accordance with the terms hereof either at its stated maturity or at a lower cost of funds (calculating such cost on an after-tax basis) and (E) securities issuable under the Rights Agreement if required by the terms thereof);
(ii) other than in the ordinary and usual course of business and other than sales not in excess of $20,000,000 in the aggregate, transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of or encumber any property or assets; or (iii) except (A) as required by any Law enacted after the date hereof or to meet service requirements following an extraordinary weather related emergency, (B) for acquisitions permitted by Section 6.2(c)(iv),and (C) for annual capital expenditures not in excess of $12,000,000 and annual operation and maintenance expenditures not in excess of $13,000,000, in each case only in respect of expenditures required to discharge regulatory responsibilities for service reliability, make or authorize or commit for any capital expenditures or operation and maintenance expenditures in excess of the amount budgeted by the Company or its subsidiaries for capital expenditures and operation and maintenance expenditures in the budget for fiscal year 2000 (and set forth in the Company Disclosure Letter) or, with respect to expenditures in 2001, the budget prepared in accordance with Section 6.1(b) (the budget for either fiscal year 2000 or 2001, being, as applicable, the "COMPANY BUDGET"); or (iv) by any means, make any acquisition of, or investment in, assets or stock of, or other interest in, any other Person or entity except as provided in the Company Budget;

    (d) neither the Company nor any of its subsidiaries shall (i) incur, assume or prepay any long-term debt or incur or assume any short-term debt (other than (A) in the ordinary and usual course of business in amounts and for purposes consistent with past practice under existing lines of credit or replacements thereof or as required to fund the Company Budget, (B) the incurrence of long-term indebtedness in connection with the refinancing of existing indebtedness or commercial paper either at its stated maturity or at a lower cost of funds (calculating such cost on an after-tax basis) or as required to fund the Company Budget and (C) short-term debt or long-term debt incurred to finance the Excluded Effects), (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any third-party, including by means of any "keep well" or other agreement to support or maintain any financial statement condition of another person, except in the ordinary and usual course of business (other than (A) arrangements between the Company and its wholly owned subsidiaries or among its wholly owned subsidiaries, (B) indebtedness, "keep well" or other similar agreements in an amount not to exceed $25,000,000 incurred to finance acquisitions permitted by (and subject to the limitations contained in)
Section 6.2(c)(iv) or capital or operation and maintenance expenditures permitted by (and subject to the limitations contained in)
Section 6.2(c)(iii) and (C) guarantees or other agreements in connection with the refinancing of existing indebtedness, preferred stock or commercial paper either at its stated maturity or at a lower cost of funds (calculating such cost on an after tax basis), (iii) accelerate or delay collection of notes or accounts receivable in advance of or beyond their regular due dates or the dates consistent with past practice, or (iv) change any accounting principle, practice or method in a manner that is inconsistent with past practice, except to the extent required by U.S. GAAP as advised by the Company's regular independent accountants;

    (e) neither the Company nor any of its subsidiaries shall, other than in the ordinary and usual course of business, (i) enter into, modify, amend, or terminate any material contract (it being agreed that the Company shall consult with Parent, and give reasonable consideration to any views of Parent, with respect to the entering into, modification, amendment or termination of any other contract), (ii) waive, release, relinquish or assign any material contract (or any of the rights of the Company or any of its subsidiaries thereunder), right or claim (it being agreed that the Company shall consult with Parent, and give reasonable consideration to any views of Parent, with respect to the waiver, release, relinquishment or assignment of any other contract, right or claim), or (iii) cancel or forgive any material indebtedness (it being agreed that the Company shall consult with Parent, and give reasonable consideration to any views of Parent, with respect to the cancellation or forgiveness of any other indebtedness) owed to the Company or any of its subsidiaries;

    (f) neither the Company nor any of its subsidiaries shall adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the Merger);

    (g) except as may be required by applicable Law, neither the Company nor any of its subsidiaries shall (i) terminate, establish, adopt, enter into, make any new grants or awards under, amend or otherwise modify, any Compensation and Benefit Plans (other than issuances of additional options or rights to acquire Shares granted pursuant to the terms of the Stock Plans as in effect on the date hereof in the ordinary and usual course of the operation of such Stock Plans) or
(ii) increase the salary, wage, bonus or other compensation of any employees, except increases occurring in the ordinary and usual course of business consistent with past practice (which shall include normal periodic performance reviews and related compensation and benefit increases);

    (h) except as may be required by applicable Law, neither the Company nor any of its subsidiaries shall grant any severance or termination pay to, or enter into any employment or severance agreement with any director, officer or other employee of the Company or its subsidiaries, other than grants of severance or termination pay pursuant to severance or termination agreements or policies in effect as of the date hereof and set forth in Section 5.1(h) of the Company Disclosure Letter and entry into employment or severance agreements with persons filling vacancies of persons having left the employment of the Company and its subsidiaries, which employment or severance agreements shall be entered into only in the ordinary course of business consistent with past practice and shall contain the terms set forth in Section 6.2(h) of the Company Disclosure Letter;

    (i) neither the Company nor any of its subsidiaries shall settle or compromise any material claims or litigation, other than (it being agreed that the Company shall not take any of the following actions without first discussing them with Parent and giving reasonable consideration to any views of Parent on such matters) (A) settlement or compromise, in the ordinary course of business consistent with past practice (which includes the payment of final and unappealable judgements) or in accordance with their terms, of claims or litigation (I) reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the Company's reports filed with the SEC or (II) incurred in the ordinary and usual course of business or (B) settlement or compromise as part of or pursuant to any settlements of any rate filings before the public utility commission of any state or the FERC pending on the date of this Agreement;

    (j) neither the Company nor any of its subsidiaries shall make any material Tax election or, except as required by applicable Law, permit any insurance policy naming it as a beneficiary or loss-payable payee to be canceled or terminated except in the ordinary and usual course of business or as may be required by changes in applicable Law;

    (k) (i) except as permitted pursuant to Section 6.2(c) or as required pursuant to tariffs on file with the FERC as of the date hereof, neither the Company nor any of its subsidiaries shall:(A) commence construction of any additional gas storage capacity or any additional transmission or delivery capacity, (B) commence construction of or purchase any additional generating equipment or facility or (C) obligate itself to purchase or otherwise acquire, or to sell or otherwise dispose of, or to share, any additional gas storage, generating, transmission or delivery plants or facilities, and (ii) other than currently pending rate filings and except as expressly set forth in the Company Budget, neither the Company nor any of its subsidiaries shall make or propose any changes in its or its subsidiaries' regulated rates or charges (other than automatic cost pass through rate adjustments), standards of service or accounting from those in effect on the date hereof, initiate any general rate case, make any filing (or any amendment thereto), or effect any agreement, commitment, arrangement or consent, whether written or oral, formal or informal, with respect thereto, without first discussing with Parent and giving reasonable consideration to any views of Parent on such matters. Neither the Company nor any of its subsidiaries shall make any filing to change its rates on file with the FERC if such filing or change is reasonably likely to have a Company Material Adverse Effect. Any regulatory order potentially imposing any such obligation shall be promptly forwarded to Parent;

    (l) except as otherwise expressly provided for in this Agreement or as required by regulatory authorities or pursuant to publicly filed tariffs, neither the Company nor any of its subsidiaries shall enter into any agreement or arrangement, or amend or modify any existing agreement or arrangement, or engage in any new transaction, with any of their respective Affiliates on terms to the Company or any of its subsidiaries less favorable than could be reasonably expected to have been obtained with an unaffiliated third party on an arm's-length basis; and

    (m) neither the Company nor any of its subsidiaries will authorize or enter into an agreement to do any of the foregoing.

    6.3. ACQUISITION PROPOSALS. (a) The Company agrees that (i) it and its officers and directors shall not, (ii) its subsidiaries and its subsidiaries' officers and directors shall not and (iii) it shall direct and use its best efforts to cause its and its subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its subsidiaries ("REPRESENTATIVES")) not to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation or similar transaction involving, or any purchase of all or any substantial portion of the assets of the Company,

Kentucky Utilities Company, Louisville Gas and Electric Company or LG&E Capital Corp. (in each case, determined on a consolidated basis) or any substantial portion of the equity securities of any of the Company, Kentucky Utilities Company, Louisville Gas and Electric Company or LG&E Capital Corp. (any such proposal or offer being hereinafter referred to as an "ACQUISITION PROPOSAL"). The Company further agrees that (i) it and its officers and directors shall not,
(ii) its subsidiaries and its subsidiaries' officers and directors shall not, and (iii) that it shall direct and use its best efforts to cause its and its subsidiaries' Representatives not to, directly or indirectly, engage in any negotiations or discussions concerning, or provide any confidential information or data to, any Person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; PROVIDED, HOWEVER, that nothing contained in this Agreement shall prevent the Company or its Board of Directors from (A) complying with Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal;
(B) providing access to its properties, books and records and providing information in response to a request therefor by a Person who has made an unsolicited bona fide written Acquisition Proposal if the Board of Directors receives from the Person so requesting such information an executed confidentiality agreement on terms substantially similar to those contained in the Confidentiality Agreement (as defined in Section 9.7)(except for such changes specifically necessary in order for the Company to be able to comply with its obligations under this Agreement); (C) engaging in any negotiations or discussions with any Person who has made an unsolicited bona fide written Acquisition Proposal; or (D) recommending such an Acquisition Proposal to the shareholders of the Company or withdrawing or modifying in any adverse manner its approval or recommendation of this Agreement, if and only to the extent that, in each case referred to in clauses (B), (C) or (D), (i) the Company Requisite Vote shall not have been obtained and (ii) the Board of Directors of the Company determines in good faith after consultation with outside legal counsel that such action is necessary in order for its directors to comply with their fiduciary duties under applicable law, (iii) the board of directors of the Company shall have determined in good faith, after consultation with its legal counsel and financial advisors that, (x) in the case of clause (D) above only, such Acquisition Proposal, if accepted, is reasonably capable of being consummated, taking into account legal, financial, regulatory, timing and similar aspects of the proposal and the Person making the proposal and would, if consummated, result in a transaction more favorable to the Company's shareholders from a financial point of view than the transaction contemplated by this Agreement (any such more favorable Acquisition Proposal being referred to in this Agreement as a "SUPERIOR PROPOSAL") and (y) in the case of clauses
(B) and (C) above only, such actions could reasonably be expected to lead to a Superior Proposal and (iv) such actions do not continue for more than twenty business days with respect to any Acquisition Proposal (or amendment thereto). The Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal. The Company agrees that it will take the necessary steps to promptly inform the individuals or entities referred to in the first sentence hereof of the obligations undertaken in this
Section 6.3 and in the Confidentiality Agreement. The Company agrees that it will notify Parent promptly if any such inquiries, proposals or offers are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, any of its Representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposals or offers and thereafter shall keep Parent informed, on a reasonably current basis, on the status and terms of any such proposals or offers and the status of any such discussions or negotiations. The Company also agrees that it will promptly request each Person that has heretofore executed a confidentiality agreement in connection with its consideration of acquiring it or any of its subsidiaries to return all confidential information heretofore furnished to such Person by or on behalf of it or any of its subsidiaries.

    (b) Notwithstanding anything in this Section 6.3 to the contrary, if, at any time prior to obtaining the Company Requisite Vote, the Company's board of directors determines in good faith, on the basis of the advice of its financial advisors and outside counsel, in response to an Acquisition Proposal that was unsolicited and that did not otherwise result from a breach of Section 6.3(a), that such proposal is a

Superior Proposal, the Company or its board of directors may terminate this Agreement if, and only if, the Company shall concurrently with such termination enter into a definitive agreement containing the terms of a Superior Proposal; PROVIDED HOWEVER, that the Company shall not terminate this Agreement pursuant to this sentence, and any purported termination pursuant to this sentence, shall be void and of no force or effect, unless the Company shall have complied with
(i) all the provisions of this Section 6.3, including the notification provisions in this Section 6.3, (ii) the following proviso, and (iii) all applicable requirements of Section 8.3, including the payment of the termination fee described in Section 8.5(b) prior to such termination; and PROVIDED, FURTHER, however, that the Company shall not exercise its right to terminate this Agreement pursuant to this Section 6.3 until after five business days following Parent's receipt of written notice (a "NOTICE OF SUPERIOR PROPOSAL") advising Parent that the Company's board of directors has received a Superior Proposal and that such board of directors will, subject to any action taken by Parent pursuant to this sentence, cause the Company to accept such Superior Proposal, specifying the material terms and conditions of the Superior Proposal and identifying the person making such Superior Proposal (it being understood and agreed that any amendment to the price or any other material term of a Superior Proposal shall require an additional Notice of Superior Proposal and a new five business day period).

    6.4. ACCURACY OF PROXY STATEMENT AND CIRCULAR. The Company agrees, as to itself and its subsidiaries, that (i) the proxy statement of the Company (the "PROXY STATEMENT") and any amendment or supplement thereto will comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder and (ii) (A) none of the information supplied by it or any of its subsidiaries for inclusion or incorporation by reference in the Proxy Statement will at the date of mailing to shareholders or at the time of the Shareholders Meeting (as defined in Section 6.5) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (B) all of the information supplied by it or any of its subsidiaries for inclusion or incorporation by reference in the Circular (as defined below) will, as of the date of mailing to Parent's shareholders and to the best knowledge and belief of the Company (which will have taken all reasonable care to ensure that such is the case), be in accordance with the facts and will not omit anything likely to affect the import of such information. Parent agrees, as to itself, Merger Sub and its subsidiaries, that (i) the circular (the "CIRCULAR") to be mailed to Parent's shareholders in connection with the meeting of Parent's shareholders referred to in Section 6.5 containing a notice convening such meeting, forms of proxy and such other information (if any) as may be required by the rules and regulations of the LSE and any supplements thereto and any other circulars or documents issued to shareholders, employees, the holders of options under Parent's benefit plans and option schemes or debentureholders of Parent, will comply in all material respects with the Companies Act, as amended, the Financial Services Act 1986 and the rules and regulations thereunder and the rules and requirements of the LSE and (ii)(A) all such information included or incorporated by reference in such documents will, as of the date of mailing to Parent's shareholders and to the best knowledge and belief of Parent (which will have taken all reasonable care to ensure that such is the case), be in accordance with the facts and will not omit anything likely to affect the import of such information and (B) none of the information supplied by it or any of its subsidiaries for inclusion or incorporation by reference in the Proxy Statement will at the date of mailing to shareholders or at the time of the Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

    6.5. SHAREHOLDERS MEETINGS. The Company will take, in accordance with applicable law and its articles of incorporation and by-laws, all action necessary to convene a meeting of holders of Shares (the "SHAREHOLDERS MEETING") as promptly as reasonably practicable after the execution of this Agreement to consider and vote upon the approval of this Agreement. Parent will take, in accordance with its articles of association and memorandum of association and the rules and regulations of the LSE, all action necessary to convene a meeting of holders of Parent Ordinary Shares (the "PARENT STOCKHOLDERS MEETING") as promptly as reasonably practicable after the execution of this Agreement to consider and vote upon the approval of the Merger and any matters related thereto with respect to which the approval of Parent's shareholders is required. Notwithstanding the foregoing, Parent and the Company shall each use their reasonable best efforts to convene their respective meetings of shareholders on the same date. Subject to fiduciary obligations and the requirements of applicable Law, each of the Company's and Parent's board of directors shall recommend such approvals and shall take all lawful action to solicit such approvals.

    6.6.  FILINGS; OTHER ACTIONS; NOTIFICATION.

    (a) The Company shall, in cooperation with Parent, use its best efforts to prepare and file as promptly as is practicable after the date hereof with the SEC the Proxy Statement and shall promptly notify Parent of the receipt of all comments of the SEC with respect to the Proxy Statement and of any request by the SEC for any amendment or supplement thereto or for additional information and shall promptly provide to Parent copies of all correspondence between the Company and/or any of its representatives and the SEC with respect to the Proxy Statement. Parent shall, in cooperation with the Company, promptly prepare and lodge on a confidential basis with the LSE the Circular. Parent shall promptly notify the Company of the receipt of all comments of the LSE with respect to the Circular and of any request by the LSE for any amendment or supplement thereto or for additional information and shall promptly provide to the Company copies of all correspondence between Parent and/or any of its representatives and the LSE with respect to the Circular. The Company and Parent each shall use its reasonable best efforts to have the Proxy Statement and the Circular approved by the SEC and the LSE, respectively. Parent and the Company shall coordinate with each other so that the content of the Circular and the Proxy Statement is as consistent as is reasonably practicable.

    (b) The Company and Parent shall cooperate with each other and use (and shall cause their respective subsidiaries to use) their respective best reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, applications, petitions, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, licenses, permits, qualifications, orders and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement. Subject to applicable Laws relating to the exchange of information (including any obligations pursuant to any listing agreement with or rules of any securities exchange), Parent and the Company shall have the right to review and approve (such approval not to be unreasonably withheld or delayed) in advance, and to the extent practicable each will consult the other on, all the information relating to Parent or the Company, as the case may be, and any of their respective Affiliates, that appear in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity (including any securities exchange) in connection with the Merger and the other transactions contemplated by this Agreement.

    (c) The Company and Parent each shall, upon request by the other, furnish the other with all true and accurate information concerning itself, its subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Circular or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and the transactions contemplated by this Agreement.

    (d) The Company and Parent each shall promptly provide the other party with copies of all filings made by either the Company or Parent with any state or federal court, administrative agency, commission or other Governmental Entity in connection with this Agreement and the transactions contemplated hereby. The Company and Parent each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of any notices or other communications received by Parent or the Company, as the case may be, or any of its subsidiaries, from any third party and/or any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement. The Company and Parent each shall give prompt notice to the other of any change that is reasonably likely to result in a Company Material Adverse Effect or Parent Material Adverse Effect, respectively.

    (e) In the event any claim, action, suit, investigation or other proceeding by any Governmental Entity or other Person or other legal or administrative proceeding is commenced that questions the validity or legality of this Agreement, or the Merger or the other transactions contemplated by this Agreement or claims damages in connection therewith, the Company and Parent each agree to cooperate and use their best reasonable efforts to defend against and respond thereto.

    6.7.(a) ACCESS. Upon reasonable notice, and except as may otherwise be required by applicable law, the Company shall (and shall cause its subsidiaries to) afford Parent's officers, employees, counsel, lenders, accountants and other authorized representatives reasonable access, during normal business hours throughout the period prior to the Effective Time, to its properties, books, contracts and records and, during such period, the Company shall (and shall cause its subsidiaries to) furnish promptly to Parent access to (and, where reasonable, copies of,) all information concerning its business, properties and personnel as may reasonably be requested, PROVIDED that no investigation pursuant to this Section shall affect or be deemed to modify any representation or warranty made by the Company, and PROVIDED FURTHER that the foregoing shall not require the Company to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if the Company shall have used its reasonable best efforts to obtain the consent of such third party to such inspection or disclosure. All requests for information made pursuant to this Section shall be directed to an executive officer of the Company or such Person as may be designated by its officers. All such information shall be governed by the terms of the Confidentiality Agreement.

    (b) Parent shall from time to time, (i) at the request of the Company, furnish to the Company such information concerning its financial condition and Financing Plan as may be reasonably requested, and (ii) promptly provide the Company with the final drafts of, and any modifications to, its Financing Plan for the Merger.

    6.8. STOCK EXCHANGE DE-LISTING. The Surviving Corporation shall use its best efforts to cause the Shares to be de-listed from the NYSE and de-registered under the Exchange Act as soon as practicable following the Effective Time.

    6.9. PUBLICITY. Other than with respect to the initial press release with respect to the Merger and the other transactions contemplated hereby, subject to each party's disclosure obligations under Law or the rules of any applicable securities exchange, the Company and Parent each shall, if practicable, refrain from issuing or making any public announcement or statement with respect to the Merger and the other transactions contemplated by this Agreement without the prior consent of the other party (which consent shall not be unreasonably withheld or delayed).

    6.10. CERTAIN EMPLOYEE AGREEMENTS AND WORKFORCE MATTERS. Subject to Sections 6.11 and 6.19, Parent and its subsidiaries shall honor and perform, without modification, all contracts, agreements, collective bargaining agreements and commitments of the Company made prior to the date hereof and disclosed to Parent (or established or amended in accordance with or as permitted by this Agreement), including, but not limited to, the Compensation and Benefit Plans, which apply to any current or former employee or director of the Company and its subsidiaries; PROVIDED, HOWEVER, that nothing herein shall prevent Parent from enforcing such contracts, agreements, collective bargaining agreements and commitments in accordance with their terms, including any right to amend, modify, suspend, revoke or terminate any such contract, agreement, collective bargaining agreement or commitment in accordance with its terms.

    6.11.  BENEFITS.

    (a) STOCK OPTIONS. (i) At the Effective Time, each Company Option, whether vested or unvested, shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Company Option, the number of American Depositary Shares of Parent (the "ADS'S"), each of which represents four Parent Ordinary Shares, equal to the result (rounded down to the nearest whole ADS) of multiplying the number of Shares subject to the Company Option immediately prior to the Effective Time by the Conversion Ratio (as defined below), at an exercise price per ADS equal to the result (rounded up to the nearest whole cent) of dividing the per share exercise price of such Company Option immediately prior to the Effective Time by the Conversion Ratio (it being understood that the exercise price shall be converted into dollars at the rate prevailing at the close of business on the business day prior to the Effective
Time); PROVIDED, HOWEVER, that in the case of any Company Option to which
Section 422 of the Code applies, the adjustments provided for in this Section shall be effected in a manner consistent with the requirements of
Section 424(a) of the Code. At or prior to the Effective Time, the Company shall make all necessary arrangements with respect to the Stock Plans to permit the assumption of the unexercised Company Options by Parent pursuant to this Section. For purposes of this Section, the term "CONVERSION RATIO" means a fraction, the numerator of which is the average of the high and low sales price of one Share on the NYSE on the trading day immediately preceding the Effective Time and the denominator of which is the average of the high and low sales price of one ADS on the NYSE on the trading day immediately prior to the Effective Time. Notwithstanding the foregoing, each holder of such Company Option, if such holder elects in writing delivered to the Company at least three business days prior to the Effective Time, may at the Effective Time exchange each such Company Option, whether or not then exercisable, for an amount in cash to be paid by the Company, equal to the product of (x) the number of Shares previously subject to such Company Option and (y) the excess of the difference between the Merger Consideration over the per Share exercise price of such Company Option, less any amount the Company is required to deduct or withhold with respect to such payment. Each such Company Option so exchanged shall be immediately canceled.

    (ii) Effective at the Effective Time, Parent shall assume each Company Option still outstanding in accordance with the terms of the Stock Plan under which it was issued and the stock option agreement by which it is evidenced. At or prior to the Effective Time, Parent shall take all corporate action necessary to reserve for issuance a sufficient number of Parent Ordinary Shares for delivery upon exercise of Company Options assumed by it in accordance with this Section. As soon as practicable after the Effective Time, Parent shall file a registration statement on Form F-3 or Form S-8, as the case may be (or any successor or other appropriate forms), or another appropriate form with respect to the ADS's subject to such Company Options, and shall use its reasonable best efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Company Options remain outstanding.

    (iii) Prior to the Effective Time, the Board of Directors of Parent, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the ADS's or options to acquire ADS's pursuant to this Agreement and the Merger shall be an exempt transaction for purposes of Section 16 of the Exchange Act ("SECTION 16").

    (iv) At the Effective Time, each outstanding Share awarded as a restricted Share shall be canceled and converted into the right to receive the Merger Consideration in accordance with Section 4.1(a) of this Agreement; PROVIDED, HOWEVER, that the restricted Shares shall not vest and the restrictions thereon shall not lapse on and until the first day immediately following the Effective Time, and the Merger Consideration shall thereafter be paid to each holder of such formerly restricted Shares at the same time and on the same terms as provided in Section 4.2 of this Agreement. Prior to the Effective Time, the Company shall take all necessary actions in order to effectuate the foregoing.

    (b) EMPLOYEE BENEFITS. Parent agrees that, during the period commencing at the Effective Time and ending on the second anniversary thereof, the employees of the Company and its subsidiaries (the "COMPANY EMPLOYEES") will continue to be provided with benefits under employee benefit plans (other than plans involving the issuance of Shares) that are no less favorable in the aggregate than those currently provided by the Company and its subsidiaries to such employees as of the date hereof. Parent shall, and shall cause the Surviving Corporation to, honor all employee benefit obligations to current and former employees under the Compensation and Benefit Plans and all employee severance plans (or policies) in existence on the date hereof and all employment or severance agreements entered into by the Company or adopted by the board of directors of the Company prior to the date hereof and disclosed to Parent.

    (c)  LONG-TERM INCENTIVE PLAN.  Notwithstanding anything set forth in
Section 6.11(b) to the contrary, in the event that Parent or the Surviving Corporation fails to maintain equity-based employee benefit plans for the benefit of the Company Employees, Parent shall, or shall cause the Surviving Corporation to, provide for a period of at least twenty-four months following the Effective Time, a long-term incentive plan for the benefit of the Company Employees, which plan would provide such Company Employees with bonuses or other payments, upon the achievement of reasonable performance criteria, which are no less favorable than the value of the equity-based compensation otherwise provided for under the long-term incentive Compensation and Benefit Plans as in existence immediately prior to the date hereof.

    (d) ELECTION TO PARENT'S BOARD OF DIRECTORS. At the Effective Time of the Merger, Parent shall promptly increase the size of its Board of Directors in order to cause Roger W. Hale to be appointed to Parent's Board of Directors. Roger W. Hale shall be entitled to serve on Parent's board of directors in accordance with Roger W. Hale's Employment Agreement.

    (e) ADVISORY BOARD. The directors of the Company at the Effective Time shall, after the Effective Time, serve as members of a U.S. advisory board to provide advice with respect to operations of the Company and its subsidiaries, businesses and regulatory developments in the United States generally and such other matters as the members of the advisory board, Parent and the Company shall mutually agree.

    6.12. EXPENSES. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the transactions contemplated in Article IV, and Parent shall reimburse the Surviving Corporation for such charges and expenses. Except as otherwise provided in Section 8.5, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense, except that expenses incurred in connection with printing and mailing the Proxy Statement and the Circular shall be shared equally by Parent and the Company.

    6.13. INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE. (a) From and after the Effective Time, Parent agrees that it will indemnify and hold harmless each present and former director and officer of the Company and its subsidiaries (when acting in such capacity) determined as of the Effective Time (the "INDEMNIFIED PARTIES"), against any costs or expenses (including reasonable attorneys' fees and expenses), judgments, fines, losses, claims, damages or liabilities (collectively, "COSTS") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time (including all liabilities to the extent they are based in whole or in part on or arise in whole or in part out of or pertain to this Agreement or the transactions contemplated hereby), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company or, if applicable, such subsidiary, would have been permitted under the KBCA or other relevant state statute and the Company's or, if applicable, such subsidiary's, articles of incorporation and its by-laws in effect on the date hereof to indemnify such Person (and Parent shall also advance expenses as incurred to the fullest extent permitted under applicable law; PROVIDED, HOWEVER, that the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification).

    (b) Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 6.13, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent thereof, but the failure to so notify shall not relieve Parent of any liability it may have to such Indemnified Party except to the extent such failure prejudices Parent. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Parent shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to Parent, promptly after statements therefor are received and otherwise advance to such Indemnified Party upon request, reimbursement of documented expenses reasonably incurred, (ii) Parent will cooperate in the defense of any such matter, (iii) any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth under applicable law and the articles of incorporation or bylaws shall be made by independent counsel mutually acceptable to Parent and the Indemnified Party; PROVIDED, HOWEVER, that Parent shall be obligated pursuant to this paragraph (b) to pay for only one firm or counsel for all Indemnified Parties in any jurisdiction, except to the extent there is, in the opinion of counsel to an Indemnified Party, under applicable standards of professional conduct, a conflict on any significant issue between the positions of such Indemnified Party and any other Indemnified Party or Indemnified Parties, in which case each Indemnified Party with a conflicting position on a significant issue shall be entitled to retain separate counsel satisfactory to it (subject to the consent of Parent, which shall not be unreasonably withheld),
(ii) the Indemnified Parties shall cooperate in the defense of any such matter and (iii) Parent shall not be liable for any settlement effected without its prior written consent (which consent may not be unreasonably withheld or delayed); and PROVIDED FURTHER that Parent shall not have any obligation hereunder to any Indemnified Party if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law. In the event any Indemnified Party is required to bring any action to enforce rights against, or to collect moneys due from, Parent under this Agreement and is successful in such action, Parent shall reimburse such Indemnified Party for all of its reasonable expenses in bringing and pursuing such action.

    (c) The Surviving Corporation shall maintain the Company's existing officers' and directors' liability insurance ("D&O INSURANCE") for a period of six years after the Effective Time so long as the annual premium therefor is not in excess of 200% of the last annual premium paid prior to the date hereof (the "CURRENT PREMIUM"); PROVIDED, HOWEVER, that (i) the Surviving Corporation may substitute therefor policies (which may be "tail" policies) containing terms with respect to coverage and amount no less favorable in any material respect to such directors and officers; (ii) if the existing D&O Insurance expires, is terminated or canceled during such six-year period, the Surviving Corporation will use its best efforts to obtain as much D&O Insurance as can be obtained for the remainder of such period for a premium not in excess (on an annualized basis) of 200% of the Current Premium; and (iii) if the annual premiums for the existing D&O Insurance exceeds 200% of the Current Premium, the Surviving Corporation shall obtain a policy with the best coverage available for the remainder of such period, for a premium not in excess (on an annualized basis) of 200% of the Current Premium.

    (d) If the Surviving Corporation or any of its successors or assigns
(i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume all of the obligations set forth in this Section 6.13. The provisions of this Section 6.13 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

    (e) To the fullest extent permitted by law, from and after the Effective Time, all rights to indemnification as of the date hereof in favor of the employees, agents, directors and officers of the Company and its subsidiaries with respect to their activities as such prior to the Effective Time, as provided in their respective articles of incorporation and by-laws or comparable documents (or any other document containing such rights) in effect on the date hereof, or otherwise in effect on the date hereof, shall survive the Merger and shall continue in full force and effect for a period of not less than six years from the Effective Time, provided that in the event any claim or claims are asserted or made within such six-year period (provided that nothing herein shall be deemed to extend or otherwise modify any statute of limitations with respect to any claim), all such rights to the indemnification in respect of such claim or claims shall continue until the final disposition thereof. Notwithstanding the foregoing, Parent may amend or modify the terms of the articles of incorporation or by-laws or comparable documents of the Company or any of its subsidiaries after the Effective Time so long as the modification or amendment does not adversely affect the indemnification rights provided for in the last preceding sentence.

    6.14. TAKEOVER STATUTES. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, each of Parent and the Company and their respective boards of directors shall grant such approvals and take such actions consistent with their fiduciary duties and applicable law as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement or by the Merger and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

    6.15. FINANCING. Parent shall use commercially reasonable efforts to obtain the financing contemplated by the Financing Plan or alternative financing therefor on substantially similar terms sufficient to pay the Merger Consideration to be paid in connection with the Merger.

    6.16. TAX-EXEMPT STATUS. The Company shall not, nor shall it permit any of its subsidiaries to, except as otherwise expressly provided for in this Agreement, take any action that would be reasonably likely to jeopardize the qualification of any outstanding revenue bonds which qualify on the date hereof under Section 142(a) of the Code as "exempt facility bonds" or as tax-exempt industrial development bonds under Section 103(b)(4) of the Internal Revenue Code of 1954, as amended, prior to the enactment of the Tax Reform Act of 1986.

    6.17. PUHCA; REGULATORY STATUS. Except as expressly contemplated by this Agreement, the Company shall not, and shall not permit any of its subsidiaries to, take any action that would cause a change in the Company's status as an exempt public utility holding company under the PUHCA.

    6.18. DERIVATIVE PRODUCTS. The Company shall enter into transactions in Derivative Products only in a manner consistent with the operating practices described to Parent and employed by the Company during the previous 18 months. From and after the date hereof, all transactions in Derivative Products (related to continuing operations) entered into, and all open positions in and portfolios of Derivative Products maintained, by the Company or any of its subsidiaries, shall at all times be in compliance with the Trading Policies (as defined below) in all material respects. In addition, the Company shall not (a) maintain an overall short position without the approval of Parent; (b) maintain an overall long position over the budgeted amount of forecasted excess generation capacity without the approval of Parent; (c) write call options exceeding adequate excess generation capacity without the approval of Parent; and (d) write put options unless load is forecasted to exceed economic generation without the approval of Parent. From and after the date hereof, all transactions in Derivative Products (related to discontinued operations) entered into, and all open positions in and portfolios of Derivative Products maintained, by the Company or any of its subsidiaries, shall at all times be used only in mitigation of existing risk in the discontinued merchant portfolios.

    Notwithstanding the provisions of this Section 6.18, the Company or any of its subsidiaries may enter into a transaction or maintain a position in a Derivative Product that is not in compliance with the provisions of this
Section 6.18 with the prior approval of Parent. Parent and the Company agree to promptly cause employees of their respective energy trading businesses to meet and revise the Trading Policies to conform to the Company's current practices in energy trading and further to reflect the parties' views of the best practice across energy trading policies worldwide, with such modifications from such practices as Parent and the Company may agree. The Company agrees to provide Parent with copies of daily and other periodic or special credit or other risk management reports relating to the Company's positions in Derivative Products in a timely manner (in the case of daily reports, they shall be made available no later than one day after production) together with such other information as Parent may reasonably request and to consult with Parent regarding the contents of such on at least a weekly basis as Parent requests and to give reasonable consideration to any views of Parent.

    As used in this Agreement, (i) "APPROVED COMMODITIES" means those commodities approved within the Trading Policies and (ii) "TRADING POLICIES" shall mean the Company's Statement of Trading, dated March 22, 1999.

    6.19. POST-MERGER OPERATIONS. Following the Effective Time, the Surviving Corporation shall conduct its operations in accordance with the following:

    (a) Principal Corporate Offices. The Surviving Corporation shall maintain its principal corporate offices in the city of Louisville, in the State of Kentucky.

    (b) Maintenance of Louisville Gas and Electric Company and Kentucky Utilities Company. Louisville Gas and Electric Company on the one hand, and Kentucky Utilities Company on the other hand, shall continue their separate corporate existences, operating under the names of "Louisville Gas and Electric Company" and "Kentucky Utilities Company," respectively. The respective corporate officers of Louisville Gas and Electric Company, on the one hand, and Kentucky Utilities Company on the other hand, shall be entitled to maintain their current titles and responsibilities as officers of Louisville Gas and Electric Company and Kentucky Utilities Company, respectively, unless and until otherwise determined by the board of directors of Louisville Gas and Electric Company and the board of directors of Kentucky Utilities Company, respectively, and the respective headquarters of Louisville Gas and Electric Company and Kentucky Utilities Company shall be maintained as the headquarters of Louisville Gas and Electric Company and Kentucky Utilities Company.

    (c) Charities. After the Effective Time, Parent shall, or shall cause the Surviving Corporation to continue to, make annual charitable and community contributions to the communities served by the Surviving Corporation and otherwise maintain a substantial level of involvement in community activities in the State of Kentucky that is comparable to, or greater than, the normal annual aggregate level of charitable contributions, community development and related activities carried on by the Company prior to the date hereof. Parent acknowledges that the primary purpose of the LG&E Energy Foundation Inc. is to support charitable causes in the service territories of Louisville Gas and Electric Company and Kentucky Utilities Company, respectively, and shall cause, and shall ensure that the Surviving Corporation causes, the LG&E Energy Foundation Inc. to continue to support charitable causes in such service territories, with such Foundation remaining under the control of the board of directors of the Surviving Corporation, it being agreed that a majority of such Foundation's board members shall consist of individuals who reside within the Surviving Corporation's service territory.

    (d) Name. The name of the Surviving Corporation shall be "LG&E Energy Corp."

    6.20. CONTROL OF OTHER PARTY'S BUSINESS. Nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent's operations prior to the Effective Time. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company's operations prior to the Effective Time. Prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their respective operations.

    6.21. THIRD PARTY STANDSTILL AGREEMENTS. During the period from the date of this Agreement through the Effective Time, neither the Company nor any of its subsidiaries shall terminate, amend, modify or waive any provision of or release any of its rights under any confidentiality or standstill agreement to which it is a party; PROVIDED, that if, prior to the date on which the Company Requisite Vote is obtained, such action is required in order for the board of directors of the Company to comply with its fiduciary duties, the Company may take such action to the extent necessary to comply with such fiduciary obligation. During such period, the Company shall, except as aforesaid, take all steps necessary to enforce, to the fullest extent permitted under applicable Law, the provisions of any such agreement, including, but not limited to, by obtaining injunctions to prevent any breaches of such agreements, and to enforce specifically the terms and provisions thereof in any court having jurisdiction.

    6.22. CERTAIN MERGERS. Each of the Company and Parent agrees that it shall not, and shall not permit any of its subsidiaries to (i) acquire or agree to acquire any assets or (ii) acquire or agree to acquire, whether by merger, consolidation, by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, if the entering into of a definitive agreement relating to or the consummation of such acquisition, merger or consolidation could reasonably be expected to (A) impose any material delay in the expiration or termination of any applicable waiting period or impose any material delay in the obtaining of, or significantly increase the risk of not obtaining, any authorizations, consents, orders, declarations or approvals of any Governmental Entity necessary to consummate the Merger, (B) significantly increase the risk of any Governmental Entity entering an order prohibiting the consummation of the Merger, (C) significantly increase the risk of not being able to remove any such order on appeal or otherwise or
(D) materially delay or materially impede the consummation of the Merger.

    6.23. NECESSARY ACTION. Neither the Company nor Parent, nor any of their respective subsidiaries, shall take or fail to take any action that is reasonably likely to result in any failure of the conditions to the Merger set forth in Article VII, or is reasonably likely to make any representation or warranty of the Company or Parent contained herein inaccurate in any material respect at, or as of any time prior to, the Effective Time, or that is reasonably likely to, individually or in the aggregate, have a Company Material Adverse Effect or Parent Material Adverse Effect, as the case may be.

    6.24. FURTHER ASSURANCES. The parties expressly acknowledge and agree that, although it is their current intention to effect a business combination among themselves in the form contemplated by this Agreement, it may be preferable to effectuate such a business combination by means of an alternative structure in light of the conditions set forth in Sections 7.1(b) and 7.2(c). Accordingly, if the only conditions to the parties' obligations to consummate the Merger which are not satisfied or waived are the receipt of any one or more of the Company Required Statutory Approvals, Parent Required Statutory Approvals, Parent Required Consents, Company Required Consents or Governmental Consents (as defined in Section 7.1(b)), and the adoption of an alternative structure (that does not result in a substantial diminution for Parent or the Company of the economic benefits expected to be realized from the Merger or from the utilization of the structure set forth in Section 1.1 of the Parent Disclosure Letter) would result in such conditions being satisfied or waived, then the parties shall use their respective reasonable best efforts to effect a business combination among themselves by means of a mutually agreed upon structure other than the Merger that does not result in such diminution; PROVIDED that, prior to closing any such restructured transaction, all material third party and Governmental Entity declarations, filings, registrations, notices, authorizations, consents or approvals necessary for the effectuation of such alternative business combination shall have been obtained and all other conditions to the parties' obligations to consummate the Merger as set forth in
Article VII, as applied to such alternative business combination, shall have been satisfied or waived.

    6.25. CONDUCT OF BUSINESS OF MERGER SUB AND US SUBHOLDCO 2. Prior to the Effective Time, except as may be required by applicable Law and subject to the other provisions of this Agreement, Parent shall cause Merger Sub and US Subholdco 2 (i) to perform each of their respective obligations under this Agreement in accordance with its terms and (ii) not to engage directly or indirectly in any business or activities of any type or kind and not to enter into any agreements or arrangements with any Person (other than such agreements or arrangements as may be necessary or advisable in connection with obtaining the financing for the Merger), or be subject to or bound by any obligation or undertaking (other than such obligations or undertakings as may be necessary or advisable in connection with obtaining the financing for the Merger) which is a breach of this Agreement.

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
                                  ARTICLE VII
                                   CONDITIONS

    7.1. CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

    (a) STOCKHOLDER APPROVAL. This Agreement shall have been duly approved by holders of Shares constituting the Company Requisite Vote in accordance with applicable law and the articles of incorporation and by-laws of the Company, and the Merger and the matter set forth in Section 5.2(c)(ii) with respect to which the approval of Parent's shareholders is required shall have been approved by the Parent Requisite Vote.

    (b) REGULATORY CONSENTS. (i) The waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated, (ii) review and investigation of the Merger under Exon-Florio shall have been terminated and the President of the United States shall have taken no action authorized under Exon-Florio with respect to the Merger (iii) the Company Required Statutory Approvals and the Parent Required Statutory Approvals shall have been made or obtained and shall have become a Final Order, and (iv) all other consents, registrations, approvals, permits and authorizations required to be obtained in order to lawfully consummate the Merger prior to the Effective Time by the Company or Parent or any of their respective subsidiaries from, any Governmental Entity (collectively, "GOVERNMENTAL CONSENTS") in connection with the execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereby by the Company, Parent and Merger Sub shall have been made or obtained (as the case may be) and shall have become a Final Order, except for those that the failure to make or to obtain, individually or in the aggregate, would not have a Company Material Adverse Effect or a Parent Material Adverse Effect, as the case may be. A "FINAL ORDER" means action by the relevant Governmental Entity which has not been reversed, stayed, enjoined, set aside, annulled or suspended, with respect to which any waiting period prescribed by law before the transactions contemplated hereby may be consummated has expired, and as to which all conditions to the consummation of such transactions prescribed by law, regulation or order have been satisfied.

    (c) LITIGATION. No court or Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, law, ordinance, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger or the other transactions contemplated by this Agreement (collectively, an "ORDER").

    7.2. CONDITIONS TO OBLIGATIONS OF PARENT AND MERGER SUB. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

    (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company set forth in Sections 5.1(b), 5.1(c)(i), 5.1(f)(iii), (iv) and (v), 5.1(j), 5.1(p), 5.1(q), 5.1(t), 5.1(w) and 5.1(y) of this Agreement shall be true and correct in all material respects (a) on the date hereof and (b) on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except for representations and warranties that expressly speak only as of a specific date or time other than the date hereof or the Closing Date, which need only be true and correct in all material respects as of such date or time), and all other representations and warranties of the Company set forth in this Agreement shall be true and correct (i) on the date hereof and (ii) on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except for representations and warranties that expressly speak only as of a specific date or time other than the date hereof or the Closing Date, which need only be true and correct as of such date or time) except in each of cases (i) and (ii) for such failures to be true and correct (considered for this purpose only, and not for purposes of determining whether they are true and correct in the first instance, without regard to any Company Material Adverse Effect, materiality or similar qualifications contained therein) which, individually or in the aggregate, have not had and would not have, a Company Material Adverse Effect, and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

    (b) PERFORMANCE OF OBLIGATIONS OF THE COMPANY. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

    (c) CONSENTS UNDER AGREEMENTS. The Company shall have obtained the Company Required Consents, except to the extent the failure to obtain any consent or approval, individually or in the aggregate, would not have a Company Material Adverse Effect.

    (d) PUHCA APPROVAL. The SEC shall have issued an order or orders under the PUHCA authorizing the Merger, the financing of the Merger and other matters related thereto, which order or orders do not contain any terms or conditions that (i) adversely affect in any material respect the financing or capital raising activities of any subsidiary of Parent that qualifies as a "foreign utility company" (as such term is defined under PUHCA), excluding for this purpose any effects on such financing or capital raising activities that arise from (A) Parent's obligation under such order or orders to maintain or achieve a debt to equity ratio (on a consolidated basis) of not less than 70 percent to 30 percent (but not excluding any effects on such financing or capital raising that arise from any order or orders imposing a lesser debt to equity ratio),
(B) investment limits applicable to Parent pursuant to Rule 58 under PUHCA,
(C) limitations on Parent's ability to provide guarantees, equity contributions or other credit support to such "foreign utility companies" without the SEC's prior approval under PUHCA, or (D) any financial or other commitments agreed to by Parent in its application to register as a registered holding company or in any other application under PUHCA associated with the Merger, or (ii) provide for SEC jurisdiction under PUHCA with respect to any subsidiary of Parent that qualifies as a "foreign utility company" (as such term is defined under PUHCA) other than any exercise of such jurisdiction substantially similar to publicly available actions of the SEC prior to the date hereof.

    (e) MATERIAL ADVERSE EFFECT. There shall not have occurred any Company Material Adverse Effect and there shall not exist any facts or circumstances that, individually or in the aggregate, are reasonably likely to have a Company Material Adverse Effect.

    (f) COMPETITION COMMISSION. If the Merger, or any matter arising therefrom, is a merger qualifying for investigation under the Fair Trading Act 1973 (as amended), either (A) it shall have been established that it is not the intention of the Secretary of State for Trade and Industry to refer the Merger, or any matter arising therefrom, to the Competition Commission, or (B) having been referred to the Competition Commission, the Secretary of State for Trade and Industry shall have indicated in writing that it is his intention to permit the Merger and any matter arising therefrom to take place, and such indication shall not be subject to any undertakings, assurances or any other terms or conditions which would have, individually or in aggregate, a Parent Material Adverse Effect.

    (g) OFFICE OF GAS AND ELECTRICITY MARKETS. It shall have been established that it is not the intention of the Office of Gas and Electricity Markets to seek, in connection with the Merger or any matter arising therefrom, any:
(A) modification to any one or more of the licenses or appointments held by Parent or any of its subsidiaries under any applicable statute, law, regulation, order or determination which would have, individually or in the aggregate, a Parent Material Adverse Effect; and/or (B) undertaking or assurance from any Parent Company with respect to such licenses or appointments which would have, individually or in the aggregate, a Parent Material Adverse Effect.

    (h) EC APPROVAL. If the Merger, or any matter arising therefrom, constitutes a concentration with a Community dimension within the scope of Council Regulation (EEC) No. 4064/89 (as amended), the European Commission shall have issued a decision under Article 6(1)(b) of the Regulation in relation to the Merger, provided that any such decision shall not be subject to any undertakings, assurances or any other terms or conditions which would have, individually or in aggregate, a Parent Material Adverse Effect.

    7.3. CONDITIONS TO OBLIGATION OF THE COMPANY. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

    (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Parent, Merger Sub and US Subholdco 2 set forth in Section 5.2(a), 5.2(c), 5.2(f), 5.2(i) and 5.2(k) of this Agreement shall be true and correct in all material respects (a) on the date hereof and (b) on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except for representations and warranties that expressly speak only as of a specific date or time other than the date hereof or the Closing Date, which need only be true and correct in all material respects as of such date or time), and all other representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct (i) on the date hereof and (ii) on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except for representations and warranties that expressly speak only as of a specific date or time other than the date hereof or the Closing Date, which need only be true and correct in all material respects as of such date or time) except in each of cases (i) and (ii) for such failures to be true and correct (considered for this purpose only, and not for purposes of determining whether they are true and correct in the first instance, without regard to any Parent Material Adverse Effect, materiality or similar qualifications contained therein) which, individually or in the aggregate, have not had and would not have, a Parent Material Adverse Effect, and the Company shall have received a certificate signed on behalf of Parent, Merger Sub and US Subholdco 2 by an executive officer of Parent to such effect.

    (b) PERFORMANCE OF OBLIGATIONS OF PARENT AND MERGER SUB. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

    (c) EMPLOYMENT AGREEMENT. Parent and/or Merger Sub shall have executed and delivered an Employment Agreement in substantially the form attached as Exhibit A.

    (d) CONSENTS UNDER AGREEMENTS. Parent shall have obtained the Parent Required Consents except to the extent the failure to obtain any consent or approval, individually or in the aggregate, would not have a Parent Material Adverse Effect.

                                  ARTICLE VIII
                                  TERMINATION

    8.1. TERMINATION BY MUTUAL CONSENT. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval by shareholders of the Company and Parent referred to in Section 7.1(a), by mutual written consent of the Company and Parent by action of their respective boards of directors.

    8.2. TERMINATION BY EITHER PARENT OR THE COMPANY. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the board of directors of either Parent or the Company (and written notice to the other party) if (a) the Merger shall not have been consummated by August 31, 2001, whether such date is before or after the date of approval by the shareholders of the Company or Parent (the "TERMINATION DATE"); PROVIDED that the Termination Date shall be automatically extended for 6 months (the "EXTENDED DATE") if, on August 31, 2001: (i) any of the

Governmental Consents described in Section 7.1(b), 7.2(d), 7.2(f), 7.2(g) or 7.2(h) have not been obtained or waived, (ii) each of the other conditions to the consummation of the Merger set forth in Article VII has been satisfied or waived or remains capable of satisfaction, and (iii) any Governmental Consent that has not yet been obtained is being pursued diligently and in good faith,
(b) the approval of the Company's shareholders required by Section 7.1(a) shall not have been obtained at a meeting duly convened therefor or at any adjournment or postponement thereof, (c) the approval of Parent's shareholders as required by Section 7.1(a) shall not have been obtained at a meeting duly convened therefor or at any adjournment or postponement thereof, or (d) (i) any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable (whether before or after the approval by the shareholders of the Company or Parent), or (ii) any Law is in effect or is adopted or issued, which has the effect of prohibiting the Merger; PROVIDED that the right to terminate this Agreement pursuant to clause (a) above shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have been the cause of or resulted in the failure of the Merger to be consummated.

    8.3. TERMINATION BY THE COMPANY. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval by shareholders of the Company referred to in
Section 7.1(a), by action of the board of directors of the Company and written notice to Parent if: (a) the board of directors of Parent shall have withdrawn or adversely modified its approval or recommendation of the Merger, (b) there has been a material breach by Parent or Merger Sub of any representation, warranty, covenant or agreement contained in this Agreement that is not curable and such breach would give rise to a failure of the condition set forth in
Section 7.3(a) or Section 7.3(b), (c) in accordance with, and subject to the terms and conditions of, Section 6.3(b), or (d) Parent shall fail to deliver or cause to be delivered the amount of cash to the Paying Agent required pursuant to Section 4.2(a) at a time when all conditions to Parent's obligation to close have been satisfied or waived by Parent.

    8.4. TERMINATION BY PARENT. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval by the shareholders of Parent referred to in
Section 7.1(a), by action of the Board of Directors of Parent and written notice to the Company if: (a) the board of directors of the Company shall have withdrawn or adversely modified its adoption or recommendation of this Agreement or shall have approved or recommended a Superior Proposal, or (b) there has been a material breach by the Company of any representation, warranty, covenant or agreement contained in this Agreement that is not curable and such breach would give rise to a failure of the condition set forth in Section 7.2(a) or
Section 7.2(b) or (c) Shares or other securities or assets are issued or delivered pursuant to the terms of the Rights Agreement upon or following the occurrence of a Distribution Date, a Stock Acquisition Date or a Triggering Event (each as defined in the Rights Agreement) or an Acquiring Person (as defined in the Rights Agreement) becoming such.

    8.5. EFFECT OF TERMINATION AND ABANDONMENT. (a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this
Article VIII, this Agreement (other than as set forth in Section 9.1) shall become void and of no effect with no liability on the part of any party hereto (or of any of its directors, officers, employees, agents, legal and financial advisors or other representatives); PROVIDED, HOWEVER, that no such termination shall relieve any party hereto of any liability or damages resulting from any willful and material breach of this Agreement occurring prior to such termination. The parties agree that the agreements contained in this
Section 8.5 constitute liquidated damages and not a penalty. The parties further agree that if any party is or becomes obligated to pay a termination fee pursuant to Section 8.5(b) or Section 8.5(c), the right to receive such termination fee shall be the sole remedy for damages of the other party with respect to the facts and circumstances giving rise to such payment obligation except for any willful and material breach of this Agreement. No party may assert a claim for damages for any inaccuracy of any representation or warranty contained in this Agreement (whether by direct claim or counterclaim) except in connection with the termination of this Agreement. This Agreement shall not be deemed willfully and materially breached by Parent or Merger Sub with regard to any failure to deliver to the Paying Agent funds pursuant to Section 4.2(a) so long as the covenant in Section 6.15 is not willfully and materially breached.

    (b) In the event that (i) this Agreement is terminated by Parent pursuant to
Section 8.4(a) or 8.4(c), or (ii) this Agreement is terminated by the Company pursuant to Section 8.3(c), then the Company shall, promptly, but in no event later than two business days after the date of such termination, pay Parent a termination fee of $90,000,000 and shall promptly, but in no event later than two business days after being notified of the amount of all documented out-of-pocket charges and expenses ("OUT-OF-POCKET EXPENSES") by Parent, pay all of the Out-of-Pocket Expenses incurred by Parent or Merger Sub in connection with this Agreement and the transactions contemplated by this Agreement up to a maximum amount of $10,000,000, in each case payable by wire transfer of same day funds. In the event that (i) this Agreement is terminated by Parent or the Company pursuant to Section 8.2(b) or (ii) this Agreement is terminated by Parent pursuant to 8.4(b), then (A) the Company shall promptly, but in no event later than two business days after being notified of the Out-of-Pocket Expenses by Parent, pay all of the Out-of-Pocket Expenses incurred by Parent or Merger Sub in connection with this Agreement and the transactions contemplated by this Agreement up to a maximum amount of $10,000,000, payable by wire transfer of same day funds (but only if, in the case of clause (i), the Parent Requisite Vote shall have been received) and (B) if, a bona fide Acquisition Proposal shall have, in the case of clause (i), become public prior to the date of the Shareholders Meeting or, in the case of clause (ii), been made to the Company or become public prior to the date of termination, and within 18 months from the date of termination, the Company executes and delivers an agreement with respect to any Acquisition Proposal or an Acquisition Proposal is consummated (it being understood that in the event the board of directors of the Company recommends the acceptance by the shareholders of the Company of a third-party tender offer or exchange offer for the Shares, such recommendation shall be treated as though an agreement had been executed), the Company shall promptly, but in no event later than two business days after the date of such execution and delivery, or consummation, as the case may be, pay Parent a termination fee of $90,000,000. The Company acknowledges that the agreements contained in this Section 8.5(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Merger Sub would not enter into this Agreement; accordingly, if the Company fails to promptly pay the amount due pursuant to this Section 8.5(b), and, in order to obtain such payment, Parent or Merger Sub commences a suit which results in a judgment against the Company for the fee set forth in this paragraph (b), the Company shall pay to Parent or Merger Sub its costs and expenses (including attorneys' fees) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank N.A. in effect on the date such payment was required to be made.

    (c) In the event that this Agreement is terminated by the Company pursuant to Section 8.3(a) or 8.3(d), then Parent shall, promptly, but in no event later than two business days after the date of such termination, pay the Company a termination fee of $90,000,000 and shall promptly, but in no event later than two business days after being notified of the Out-of-Pocket Expenses by the Company, pay all of the Out-of-Pocket Expenses incurred by the Company in connection with this Agreement and the transactions contemplated by this Agreement up to a maximum amount of $10,000,000, in each case payable by wire transfer of same day funds. In the event that (i) this Agreement is terminated by Parent or the Company pursuant to Section 8.2(c) or (ii) this Agreement is terminated by the Company pursuant to Section 8.3(b), then (A) Parent shall promptly, but in no event later than two business days after being notified of the Out-of-Pocket Expenses by the Company, pay all of the Out-of-Pocket Expenses incurred by the Company in connection with this Agreement and the transactions contemplated by this Agreement up to a maximum amount of $10,000,000, payable by wire transfer of same day funds (but only if, in the case of clause (i), the Company Requisite Vote shall have been received) and (B) if, a bona fide Parent Acquisition Proposal (as defined below) shall have, in the case of clause (i), become public prior to the date of the Parent Stockholders Meeting or, in the case of clause (ii), been made to Parent or become public prior to the date of termination, and within 18 months from the date of termination, Parent executes and delivers an agreement with respect to a merger, reorganization, share exchange, consolidation or similar transaction involving, or any purchase of all or any substantial portion of the assets or equity securities of, Parent or any of its Subsidiaries (a "PARENT ACQUISITION PROPOSAL") or a Parent Acquisition Proposal is consummated (it being understood that in the event the board of directors of Parent recommends the acceptance by the shareholders of Parent of a third-party tender offer or exchange offer for Parent Ordinary Shares, such recommendation shall be treated as though an agreement had been executed), Parent shall promptly, but in no event later than two business days after the date of such execution and delivery, or consummation, as the case may be, pay the Company a termination fee of $90,000,000. Parent acknowledges that the agreements contained in this Section 8.5(c) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Company would not enter into this Agreement; accordingly, if Parent fails to promptly pay the amount due pursuant to this Section 8.5(c), and, in order to obtain such payment, the Company commences a suit which results in a judgment against Parent for the fee set forth in this paragraph (c), Parent shall pay to the Company its costs and expenses (including attorneys' fees) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank N.A. in effect on the date such payment was required to be made.

                                   ARTICLE IX
                           MISCELLANEOUS AND GENERAL

    9.1. SURVIVAL. This Article IX and the agreements of the Company, Parent and Merger Sub contained in Article IV, Sections 6.8 (Stock Exchange De-listing), 6.11 (Benefits), 6.12 (Expenses), 6.13 (Indemnification; Directors' and Officers' Insurance) and 6.19 (Post Merger Operations) shall survive the consummation of the Merger. This Article IX, the agreements of the Company, Parent and Merger Sub contained in Section 6.12 (Expenses), Section 8.5 (Effect of Termination and Abandonment) and the Confidentiality Agreement (as defined in
Section 9.7) shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.

    9.2. MODIFICATION OR AMENDMENT. Subject to the provisions of applicable law, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties.

    9.3. WAIVER OF CONDITIONS. At any time prior to the Effective Time, the parties hereto may extend the time for the performance of any of the obligations or other acts of the other parties hereto or waive any inaccuracies in any of the representations and warranties contained herein or in any document delivered pursuant hereto. The conditions to each of the parties' obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

    9.4. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

    9.5. GOVERNING LAW AND VENUE; ENFORCEMENT; WAIVER OF JURY TRIAL. (A) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE COMMONWEALTH OF KENTUCKY WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the Commonwealth of Kentucky, this being in addition to any other remedy to which they are entitled at law or in equity. The parties hereby irrevocably submit to the exclusive jurisdiction of the Federal courts of the United States of America located in the Commonwealth of Kentucky solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Kentucky Federal court. The parties hereby consent to and grant any such court exclusive jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.6 or in such other manner as may be permitted by law shall be valid and sufficient service thereof.

    (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES (i) ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND (ii) EXCEPT WITH RESPECT TO SECTION 8.5, WHICH SHALL NOT BE LIMITED IN ANY WAY, ANY RIGHT IT MAY HAVE TO RECEIVE DAMAGES FROM ANY OTHER PARTY BASED ON ANY THEORY OF LIABILITY FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL (INCLUDING LOST PROFITS) OR PUNITIVE DAMAGES. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND
(iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.

    9.6. NOTICES. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail (return receipt requested), postage prepaid, or sent by reputable overnight courier service or by facsimile (which is confirmed):

           IF TO PARENT, US SUBHOLDCO 2 OR MERGER SUB

           PowerGen plc,
           53 New Broad Street,
           London, EC2M 15L
           England.
           Attention: David J. Jackson, General Counsel and Company Secretary fax: +1 44 207 826 2716
           (with a copy to Joseph B. Frumkin, Esq.,
           Sullivan & Cromwell,
           125 Broad Street, New York, NY 10004
           fax: (212) 558-3588).

           IF TO THE COMPANY

           LG&E Energy Corp.,
           220 West Main Street,
           Louisville, KY 40202.
           Attention: John R. McCall, Executive Vice President,
                    General Counsel and Corporate Secretary.
           fax: (502) 627-4622.
           (with a copy to Richard I. Beattie, Esq. and Caroline B. Gottschalk, Esq.,
           Simpson Thacher & Bartlett,
           425 Lexington Avenue, New York, NY 10017
           fax: (212) 455-2502

           and

           to Peter D. Clarke, Esq.
           Gardner, Carton & Douglas,
           Quaker Tower,
           321 North Clark Street, Suite 3400,
           Chicago, Illinois 60610-4795
           fax: (312) 644-3381).

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

    9.7. ENTIRE AGREEMENT. This Agreement (including any exhibits or appendices hereto), the Company Disclosure Letter, the Parent Disclosure Letter and the Confidentiality Agreement, dated November 1, 1999, between Parent and the Company (the "CONFIDENTIALITY AGREEMENT") constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof.

    9.8. NO THIRD PARTY BENEFICIARIES. Except as provided in Section 6.13 (Indemnification; Directors' and Officers' Insurance), this Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

    9.9. OBLIGATIONS OF PARENT AND OF THE COMPANY. Whenever this Agreement requires a subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such subsidiary to take such action. Whenever this Agreement requires a subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such subsidiary to take such action.

    9.10. TRANSFER TAXES. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including penalties and interest) incurred in connection with the Merger shall be paid by Parent and Merger Sub when due, and Parent and Merger Sub will indemnify the Company against liability for any such taxes.

    9.11. SEVERABILITY. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

    9.12. INTERPRETATION. The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." Unless the context otherwise requires, the use of the singular shall include the plural, the use of the masculine shall include the feminine, and vice versa. As used in this Agreement, the antecedent of any personal pronoun shall be deemed to be only the next preceding proper noun or nouns, as appropriate for such pronoun. As used in this Agreement, any reference to any law, rule or regulation shall be deemed to include a reference to any amendments, revisions or successor provisions to such law, rule or regulation.

    9.13. ASSIGNMENT. This Agreement shall not be assignable by operation of law or otherwise; PROVIDED, HOWEVER, that Parent may designate, by written notice to the Company, another wholly owned direct or indirect subsidiary to be a Constituent Corporation in lieu of Merger Sub so long as such designation would not reasonably be expected to (i) impose any material delay in the obtaining of, or significantly increase the risk of not obtaining any authorizations, consents, orders, declarations or approvals of any Governmental Entity necessary to consummate the Merger or the expiration or termination of any applicable waiting period, (ii) significantly increase the risk of any Governmental Entity entering an order prohibiting the consummation of the Merger, (iii) significantly increase the risk of not being able to remove any such order on appeal or otherwise or (iv) materially delay the consummation of the Merger. If the requirements of the previous sentence are met and Parent wishes to designate another wholly owned direct or indirect subsidiary to be a Constituent Corporation in lieu of Merger Sub, then, all references herein to Merger Sub shall be deemed references to such other subsidiary, except that all representations and warranties made herein with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other subsidiary as of the date of such designation. Subject to this Section 9.13, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

    9.14. SUCCESSORS. In the event that (a) any scheme of arrangement pursuant to Section 425 of the Companies Act between Parent and the holders of the Parent Ordinary Shares becomes effective as a result of which the Parent Ordinary Shares cease to be listed on the LSE, or (b) Parent or any of its successors or assigns transfers all or substantially all of its properties and assets to any Person (including pursuant to Section 110 of the United Kingdom Insolvency Act
1986), then and in either such case, proper provision shall be made so that the successors and assigns of Parent (including the ultimate parent entity thereof) shall assume the obligations set forth in this Agreement, including
Section 6.19.

    IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

                                                       LG&E ENERGY CORP.

                                                       By:  /s/ ROGER W. HALE
                                                            -----------------------------------------
                                                            Name: Roger W. Hale
                                                            Title: Chairman and Chief Executive

                                                       POWERGEN PLC

                                                       By:  /s/ E.A. WALLIS
                                                            -----------------------------------------
                                                            Name: E.A. Wallis
                                                            Title: Chairman and Chief Executive

                                                       Accepted and Agreed as of:

                                                       US SUBHOLDCO 2

                                                       By:
                                                            -----------------------------------------
                                                            Name:
                                                            Title:

                                                       MERGER SUB

                                                       By:
                                                            -----------------------------------------
                                                            Name:
                                                            Title:

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